Exhibit 10.19

EXECUTION VERSION

MASTER ASSET PURCHASE AGREEMENT

BY AND AMONG

SCOTTISH RE GROUP LIMITED,

SCOTTISH HOLDINGS, INC.,

SCOTTISH RE (U.S.), INC,

SCOTTISH RE LIFE (BERMUDA) LIMITED,

SCOTTISH RE (DUBLIN) LIMITED,

AND

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA,

HANNOVER LIFE REASSURANCE (IRELAND) LIMITED,

AND

SECURITY LIFE OF DENVER INSURANCE COMPANY,

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

DATED AS OF JANUARY 22, 2009

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Section 6.2.	Authority	42

Section 6.3.	Noncontravention; Consents	43

Section 6.4.	Litigation	43

Section 6.5.	Brokers	43

Section 6.6.	Investment Assets	44

ARTICLE VII COVENANTS		44

Section 7.1.	Conduct of Business of the Sellers	44

Section 7.2.	Access to Information; Confidentiality	45

Section 7.3.	Consents, Approvals and Filings	46

Section 7.4.	Public Announcements	47

Section 7.5.	Further Assurances	47

Section 7.6.	Notification of Certain Matters	47

Section 7.7.	Insurance	48

Section 7.8.	Certain Collateral Facilities	48

Section 7.9.	ING Facility and Related Issues	49

Section 7.10.	IBNR Trust Agreements	51

Section 7.11.	Retrocession Agreements	52

Section 7.12.	Employee Matters	53

Section 7.13.	Expenses	55

Section 7.14.	Books and Records	55

Section 7.15.	Noncompetition; Nonsolicitation	55

Section 7.16.	Financial Statements	57

Section 7.17.	Use of Names	56

Section 7.18.	Data Room Documents	57

Section 7.19.	Leases	57

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EXHIBIT A-1	- Acquired Assets
EXHIBIT A-2	- Excluded IP Assets
EXHIBIT B	- Assumed Liabilities
EXHIBIT C-1	- ING Administrative Services Agreement
EXHIBIT C-2	- ING-Ballantyne Administrative Services Agreement
EXHIBIT D	- ING Asset Management Services Agreement
EXHIBIT E	- ING Retrocession Agreements
EXHIBIT F	- Scottish Re Administrative Services Agreement
EXHIBIT G	- Scottish Retrocession Agreements
EXHIBIT H	- SLD-HLRUS Reinsurance Agreements
EXHIBIT I	- SLD-SRUS Reinsurance Agreements
EXHIBIT J	- SLDI-HLRI Reinsurance Agreement
EXHIBIT K	- SLDI-SRLB Reinsurance Agreements
EXHIBIT L	- Transition Services Agreement
EXHIBIT M	- Flow of Funds Matrix
EXHIBIT N-1	- List of Investment Assets
EXHIBIT N-2	- List of Ballantyne Recapture Assets
EXHIBIT O	- Retrocession Net Amount at Risk
EXHIBIT P	- Bill of Sale, Assignment and Assumption
EXHIBIT Q	- Other Required Transfer Documents
EXHIBIT R	- Amendments to UHRL Transaction Documents
EXHIBIT S	- Amendments to Indemnity Reinsurance Agreement between SLD and Ballantyne
EXHIBIT T-1	- Amended SLD-SLDI Agreement
EXHIBIT T-2	- Amended SLD-SLDI Agreement

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MASTER ASSET PURCHASE AGREEMENT, dated as of January 22, 2009 (this “Agreement”), by and among SCOTTISH RE GROUP LIMITED, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (the “Parent”), SCOTTISH HOLDINGS, INC., a Delaware corporation (“SHI”), SCOTTISH RE (U.S.), INC., a Delaware insurance company (“SRUS”), SCOTTISH RE LIFE (BERMUDA) LIMITED, a Bermuda insurance company (“SRLB”), SCOTTISH RE (DUBLIN) LIMITED, an Ireland insurance company, (“SRD,” and together with the Parent, SHI, SRUS and SRLB each a “Seller” and collectively the “Sellers”), and HANNOVER LIFE REASSURANCE COMPANY OF AMERICA, a Florida insurance company (“HLRUS”) and HANNOVER LIFE REASSURANCE (IRELAND) LIMITED, an Ireland insurance company (“HLRI,” and together with HLRUS, the “Buyers”), and SECURITY LIFE OF DENVER INSURANCE COMPANY, a Colorado insurance company (“SLD”), and SECURITY LIFE OF DENVER INTERNATIONAL LIMITED, a Bermuda insurance company (“SLDI,” and together with SLD, the “ING Companies”).

WHEREAS, the Parent, SRUS and SRLB acquired the individual life reinsurance business of the ING Companies (the “ING Block”) pursuant to an Asset Purchase Agreement dated October 17, 2004, as amended (the “ING APA”);

WHEREAS, the ING Insurance Contracts (as defined below) are ceded as of the date hereof on an indemnity reinsurance basis from the ING Companies to SRUS and SRLB;

WHEREAS, on the terms and subject to the conditions set forth herein, the Buyers, the Sellers and the ING Companies desire for the Buyers to replace SRUS and SRLB as the reinsurers of the ING Insurance Contracts in a transaction whereby the ING Companies shall (a) recapture the Recaptured Liabilities (as defined below) from SRUS and SRLB, and (b) immediately cede the Reinsured Liabilities (as defined below) to the Buyers on an indemnity reinsurance basis;

WHEREAS, on the terms and subject to the conditions set forth herein, the Sellers and the ING Companies shall novate the UHRL Liabilities to the Buyers pursuant to the UHRL Novation Documents;

WHEREAS, simultaneously with the consummation of the recapture and reinsurance transactions, the Sellers wish to sell, transfer, assign and delegate to the Buyers, and the Buyers shall purchase, accept and assume from the Sellers certain assets and liabilities, which are primarily used with or relate to the administration of the ING Insurance Contracts;

WHEREAS, simultaneously with the consummation of the recapture and reinsurance transactions, the parties wish for the Buyers to enter into certain administrative servicing arrangements with the Sellers and the ING Companies;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“2005 Inuring Reinsurance Advance” means an amount equal to (i) the quota share of the business ceded by SLD under the Ballantyne Reinsurance Agreement as of December 31, 2008 multiplied by (ii) $5,905,000.

“Acquired Asset Value” shall mean $18,000,000.

“Acquired Assets” means each of the assets described on Exhibit A-1 hereto. Notwithstanding the foregoing or any omission on Exhibit A-1, the Acquired Assets include (a) all of the Sellers’ material assets relating to premium accounting, client data management, business support, treaty audits, external third party retrocession administration, claims and administration systems and furniture, fixtures and equipment relating to such operations, in each case in respect of the Sellers’ U.S. mortality risk reinsurance business which is known as “Traditional Solutions” and which includes the Reinsured Liabilities and (b) all Seller Intellectual Property relating to the administration of the Reinsured Liabilities or the provision of services pursuant to the Scottish Re Administrative Services Agreement, including the SAGE administrative system (including associated applications such as RADAR, CMLIS, DLA and ReView), the SUMMIT pricing system, the ASCENT underwriting system, the Mortality Research Center, Documentum, Moses, CIC and QIS, any supporting software or infrastructure relating to these systems; provided that the Acquired Assets shall not include any Excluded IP Assets. For the avoidance of doubt, if an asset is listed on Exhibit A-1 and also is an Excluded Asset, only that portion of the asset to be retained by the Sellers pursuant to Exhibit A-2 shall be excluded from the Acquired Assets.

“Acquired Business” means the (a) the Acquired Assets, (b) the Assumed Liabilities and the reinsurance business conducted with respect thereto, but shall not mean, in any case, any Excluded Liabilities, (c) Premiums due to be paid on or after the Effective Time and prior to the Closing Date with respect to the ING Insurance Contracts, and (d) reinsurance recoverables with respect to the ING Insurance Contracts under the ING Retrocession Agreements and the Scottish Retrocession Agreements for losses incurred on or after the Effective Time and prior to the Closing Date.

“Affiliate” of any Person means: (i) with respect to any Seller, the Parent and each Subsidiary of the Parent, and (ii) with respect to any other Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Amended SLD-SLDI Agreements” means the SLD-SLDI Agreements, as amended at Closing to be substantially in the form of Exhibits T-1 and T-2 hereto.

“Assessment Date” shall have the meaning set forth in Section 2.3(a).

“Assumed Liabilities” means (a) the Reinsured Liabilities, and (b) each of the liabilities and obligations set forth on Exhibit B hereto.

“Ballantyne” means Ballantyne Re plc.

“Ballantyne Q4 Recapture” means the recapture, if any, prior to the Closing by SLD of a quota share of the business ceded under the Ballantyne Reinsurance Agreement effective as of December 31, 2008.

“Ballantyne Q4 Recapture Adjustment” means the aggregate market value of the Ballantyne Recapture Assets as of the Closing Date.

“Ballantyne Recapture” shall have the meaning set forth in Section 7.9(f).

“Ballantyne Recapture Assets” shall have the meaning set forth in Section 2.2(d).

“Ballantyne Reinsurance Agreement” means the Amended and Restated Indemnity Reinsurance Agreement between SLD and Ballantyne, effective as of October 1, 2008, as amended from time to time.

“Bill of Sale, Assignment and Assumption” shall have the meaning set forth in Section 2.5(a)(i).

“Books and Records” shall mean all records (in any type of storage medium) in the possession or control of the Sellers with respect to the Acquired Business, including, without limitation, customer lists, sales records, records relating to regulatory matters, financial and accounting records, reinsurance records, administrative records, underwriting and/or pricing databases, and compliance records. For the avoidance of doubt, if any such records contain information which does not relate to the Acquired Business, such information shall not constitute “Books and Records.”

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employee” means each Employee whose work primarily relates to the Acquired Business, which Persons are set forth on Section 1.1(a) of the Sellers Disclosure Letter.

“Buyer Indemnitees” shall have the meaning set forth in Section 10.2.

“Buyer Indicative Market Valuation List” shall have the meaning set forth in Section 2.2(c)(ii).

“Buyer Material Adverse Effect” means with respect to each of the Buyers, any event, change, circumstance or effect that individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the ability of the Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

“Buyers” shall have the meaning set forth in the introductory paragraph.

“Buyers Disclosure Letter” shall have the meaning set forth in Article V.

“Buyers Facility” shall have the meaning set forth in Section 7.9(d).

“Change of Control of Parent” means the consummation of any transaction or series of transactions that result in the Parent no longer being under the control of one holder of the Investor Shares as of the date of this Agreement, or both such holders jointly.

“Charlotte Lease Amendments” shall have the meaning set forth in Section 7.19(b).

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Payment Amount” shall mean $1,325,000,000 plus (i) the Interim Period Reinsurance Payments Adjustment plus (ii) the Interim Period Earnings Adjustment minus (iii) an amount equal to the accrued and unpaid interest as of and including the Closing Date on the Investment Assets transferred at Closing as contemplated by Section 2.2(c) plus (iv) the 2005 Inuring Reinsurance Advance plus (v) the Ballantyne Q4 Recapture Adjustment, minus (vi) the Lease Assignment Adjustment.

“COBRA” means Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Claims” shall have the meaning set forth in Section 7.7(a).

“Company Liabilities” shall have the meaning set forth in Section 7.7(a).

“Computer Programs” means (i) all computer programs, including all object code, code applications, databases, executables, copy books and all modules required to compile programs, (ii) all source code, programming notes, flow charts, descriptions and other materials used to design, plan, organize, develop, compile, support and maintain any of the foregoing, and (iii) all documentation, including operator manuals and training materials, relating to the foregoing.

“Confidentiality Agreement” means the confidentiality agreement entered into prior to the date hereof by the Buyer and the Parent in connection with the transactions contemplated hereby, as amended.

“Contracts” shall have the meaning set forth in Section 3.11(a).

“Copyrights” means all copyrightable works (including Computer Programs, website content, documentation and related items), whether or not published or registered, all copyrights (including the copyrights to any Computer Programs), mask works, derivative works thereof, and all applications, registrations, and renewals in connection therewith.

“Core Intellectual Property” shall mean the SAGE administrative system (including associated applications such as RADAR, CMLIS, DLA and ReView), the SUMMIT pricing system, the ASCENT underwriting system, the Mortality Research Center, Documentum, Moses, CIC and QIS, any supporting software or infrastructure relating to these systems; provided that the Core Intellectual Property shall not include any Excluded IP Assets. For the avoidance of doubt, if an asset is included in the Core Intellectual Property and is also an Excluded Asset, only that portion of the asset to be retained by the Sellers pursuant to Exhibit A-2 shall be excluded from the Core Intellectual Property.

“Covered Amount” shall have the meaning set forth in Section 7.9(b).

“Credit Event” means with respect to any security, (i) the occurrence of a “Bankruptcy” of the issuer of such security (as the term “Bankruptcy” is defined in the 2003 ISDA Credit Derivatives Definitions, published by the International Swaps and Derivatives Association, Inc., determined as if such issuer were a “Reference Entity”) or (ii) a downgrade in the rating of such security in effect on the date of this Agreement by either of Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., from investment grade to non-investment grade.

“D&L” shall have the meaning set forth in Section 11.12.

“Data” means (i) all information that is stored or accessible using any computer, network, Computer Program or any combination thereof, and (ii) statistical data, compilations and analyses used or created to support business processes (including underwriting decisions, risk management, pricing and transaction processing) that is stored in or accessible using any computer, network, Computer Program or any combination thereof.

“Data Room” means the electronic data room created by the Sellers, and to which the Buyers have been given access in connection with the transactions contemplated by this Agreement, as supplemented by written correspondence (including documents provided therewith) from the Sellers, or any of their Affiliates or Representatives, to the Buyers, or any of their Representatives (including by electronic mail, facsimile transmission or through the facilities of the electronic data room).

“Database” means any electronic compilation of Data (including any documentation needed to run, modify or interpret the same).

“December SAP Statements” shall have the meaning set forth in Section 3.4.

“Denver Lease Assignment” shall have the meaning set forth in Section 7.19(a).

“Effective Time” means 12:01 a.m. New York time, on January 1, 2009.

“Employee” means each individual who immediately prior to the Closing is employed by the Sellers.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA); (b) each deferred compensation, profit sharing, equity-based, and non-statutory unemployment scheme, plan, program, agreement, arrangement, commitment and/or practice for the benefit of Business Employees (wherever employed), and/or their dependents and beneficiaries; and (c) each bonus, incentive, fringe benefit (other than a fringe benefit described in Code Section 132(a)), salary continuation, accrued leave, vacation, sick pay, and sick leave plan, program, agreement, arrangement, commitment and/or practice for the benefit of any defined category of Business Employees (wherever employed) ten (10) or more in number, and/or their dependents and beneficiaries, other than any such plan, program, agreement, arrangement, commitment and/or practice the benefits of which do not exceed in fair market value two percent (2%) of each such Business Employee’s taxable compensation during the twelve (12) months immediately preceding the Closing Date.

“Employee Information” shall have the meaning set forth in Section 7.12(a).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 2.3(b).

“Escrow Agreement” shall have the meaning set forth in Section 2.3(b).

“Escrow Funds” shall have the meaning set forth in Section 2.3(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Report” means each publicly available form, report, schedule, statement and other document filed with or furnished to the United States Securities and Exchange Commission by the Parent pursuant to the Exchange Act prior to the date hereof (as such documents have since the time of their filing been amended prior to the date hereof).

“Excluded IP Assets” means the percentage of assets retained by the Sellers, to the extent that such assets are also transferred, in part, to the Buyers, as described in Exhibit A-2 hereto.

“Excluded Liabilities” means all liabilities or obligations of any character or nature (whether known or unknown, absolute or contingent, disclosed or undisclosed) of any of the Sellers that are not Assumed Liabilities, including the Retained Reinsurance Liabilities.

“Extra-Contractual Obligations” means all liabilities and obligations to any Person (including, without limitation, a Governmental Entity) arising out of or relating to ING Insurance Contracts (other than liabilities or obligations arising under the express terms and conditions of ING Insurance Contracts), including any liability for fines, penalties, forfeitures, punitive, special, exemplary or other form of extra-contractual damages, including all legal fees and expenses relating thereto, which liabilities or obligations arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, relating to: (i) the administration of the ING Insurance Contracts; (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the ING Insurance Contracts; or (iii) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits or claims under or in connection with the ING Insurance Contracts.

“Facility Collateral Change Amount” shall have the meaning set forth in Section 7.9(e).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” shall have the meaning set forth in Section 3.3.

“HLRI” shall have the meaning set forth in the introductory paragraph.

“HLRUS” shall have the meaning set forth in the introductory paragraph.

“IBNR Trust Agreements” shall have the meaning set forth in Section 7.10(d).

“Indemnified Party” shall have the meaning set forth in Section 10.5.

“Indemnifying Party” shall have the meaning set forth in Section 10.5.

“Indemnity Cap” shall have the meaning set forth in Section 10.4(a)(ii).

“Industry Risk Retrocession Agreements” means, collectively, the Industry Risk Retrocession Agreement, dated as of December 31, 2004, by and between SLD and SRUS and the Industry Risk Retrocession Agreement, dated as of December 31, 2004, by and between SLD and SRLB.

“ING Administrative Services Agreement” means the administrative service agreement among HLRUS, SLD and SLDI to be entered into at Closing, substantially in the form of Exhibit C-1 hereto.

“ING APA” shall have the meaning set forth in the recitals.

“ING Asset Management Services Agreement” means the asset management services agreement between HLRUS and SLD to be entered into at Closing, substantially in the form of Exhibit D hereto.

“ING-Ballantyne Administrative Services Agreement” means the administrative services agreement (with respect to Ballantyne) among HLRUS and SLD to be entered into at Closing, substantially in the form of Exhibit C-2 hereto.

“ING Block” shall have the meaning set forth in the recitals.

“ING Companies” shall have the meaning set forth in the introductory paragraph.

“ING Companies Disclosure Letter” shall have the meaning set forth in Article VI.

“ING Companies Material Adverse Effect” means with respect to each of the ING Companies, any event, change, circumstance or effect that individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the ability of either of the ING Companies to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

“ING Facility” shall have the meaning set forth in Section 7.9(a).

“ING Indemnitees” shall have the meaning set forth in Section 10.6(a).

“ING Insurance Contracts” means the life reinsurance contracts entered into by SLD or SLDI and covered immediately prior to the Effective Time under the SLD-SRUS Reinsurance Agreements and the SLDI-SRLB Reinsurance Agreements.

“ING Letter Agreement” means that certain letter agreement dated December 31, 2004 by and among ING America Insurance Holdings, Inc., the ING Companies, the Parent, SRUS and SRLB relating to certain matters under the ING APA.

“ING Retrocession Agreements” mean the retrocession pool agreements identified on Exhibit E hereto between SLD and/or SLDI, as cedants, and various third-party retrocessionaires.

“Insurance Regulator” shall have the meaning set forth in Section 3.4.

“Intellectual Property” means all intellectual property, including without limitation, all Computer Programs, Data and Databases, Patents, Trademarks, Copyrights and Trade Secrets, and the rights to sue for past, present and future infringement or misappropriation thereof.

“Interim Payments” shall have the meaning set forth in Section 2.8(a).

“Interim Period Earnings Adjustment” shall mean an amount equal to $187,993 per day from the Effective Time to and including the Closing Date.

“Interim Period Financial Statements” shall have the meaning set forth in Section 7.16.

“Interim Period Reinsurance Payments Adjustment” means an amount equal to the aggregate amount of the Interim Receipts minus the aggregate amount of the Interim Payments.

“Interim Receipts” shall have the meaning set forth in Section 2.8(a).

“Investment Assets” shall have the meaning set forth in Section 2.2(c)(i).

“Investor Shares” means the Convertible Cumulative Participating Preferred Shares issued by the Parent, and any securities issued in respect thereof or in exchange therefor.

“Knowledge” means the actual knowledge of (a) with respect to the Sellers, those Persons listed in Section 1.1(c) of the Sellers Disclosure Letter, (b) with respect to the Buyers, those Persons listed in Section 1.1(a) of the Buyers Disclosure Letter and (c) with respect to the ING Companies, those persons listed in Section 1.1(a) of the ING Companies Disclosure Letter.

“Law” means any constitution, statute, law, code, administrative interpretation, regulation, rule, injunction, judgment, order, writ, decree, ordinance, directive judgment, policy, guideline or ruling of any Governmental Entity, including common law.

“Lease” shall have the meaning set forth in Section 3.16(b)(i).

“Lease Assignment Adjustment” means an amount equal to the portion of any lease payments made by the Sellers with respect to the leases referred to in Sections 7.19(a) and (b) prior to the Closing Date that relate to periods after the Closing Date to the extent the Buyers benefit from such payments.

“Leased Real Property” shall have the meaning set forth in Section 3.16(a).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Computer Programs” shall have the meaning set forth in Section 3.13(g).

“Licensed Intellectual Property” means all Intellectual Property licensed or otherwise used by any Seller or any of their Subsidiaries primarily in, or material to the conduct of, the Acquired Business.

“Liens” means any liens, pledges, charges, claims, security interests, options, mortgages, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, options, proxies, voting trusts or other encumbrances of any nature whatsoever (statutory or otherwise).

“Litigation” shall have the meaning set forth in Section 3.9(a).

“Losses” shall have the meaning set forth in Section 10.2.

“Methodology Related Coinsurance Increase” shall have the meaning set forth in Section 7.9(c).

“Modco Reserve Methodology” shall have the meaning set forth in Section 7.9(c).

“New York Court” shall have the meaning set forth in Section 11.8(a).

“Novated Industry Risk Retrocession Agreements” shall have the meaning set forth in Section 7.23.

“Novation” shall have the meaning set forth in Section 2.3(a).

“NY DOI” shall have the meaning set forth in Section 7.3(b).

“OM Treaties” means (i) the Yearly Renewable Term Retrocession Agreement, effective April 1, 2003, between SLD and Fidelity and Guaranty Life Insurance Company and (ii) the Renewable Term Retrocession Agreement, effective December 31, 2002, between SLD and OMNIA Life Insurance Company.

“Order” shall have the meaning set forth in Section 3.9(a).

“Outside Date” shall have the meaning set forth in Section 9.1(c).

“Owned Computer Programs” shall have the meaning set forth in Section 3.13(f).

“Owned Intellectual Property” means all Intellectual Property owned in whole or in part by any Seller or any of their Subsidiaries, in each case, constituting an Acquired Asset.

“Parent” shall have the meaning set forth in the introductory paragraph.

“Parent Marks” shall have the meaning set forth in Section 7.17(a).

“Patents” means all patents and patent applications, and all divisions, reissues, continuations, extensions, continuations-in-part thereof.

“Permits” shall have the meaning set forth in Section 3.8(a)(i).

“Permitted Investment Asset Liens” as to any Investment Asset, means (i) Liens for taxes not yet due and payable, (ii) Liens arising under the SLD-SRUS Reinsurance Agreements and related transaction documents that will be released prior to, or concurrent with, the Closing, (iii) Liens arising under the SLDI-SRLB Reinsurance Agreements and related transaction documents that will be released prior to, or concurrent with, the Closing, (iv) Liens arising under or created pursuant to authority granted under any investment management agreement entered into between the ING Companies and any Seller that will be released prior to, or concurrent with, the Closing, (v) Liens in respect of any power-of-attorney granted to any Seller (but not including any Liens created pursuant to any actions taken by such Seller pursuant to such power of attorney, unless such Lien would be included in another clause in this definition) that will be released prior to, or concurrent with, the Closing, and (vi) Liens that arise solely by virtue of this Agreement or any Transaction Document.

“Permitted Liens” as to any asset, means (i) Liens for taxes not yet due and payable, (ii) Liens arising by operation of law in the ordinary course of business that do not in the aggregate materially detract from or impair the value or materially interfere with the present use of such asset in the Acquired Business, (iii) Liens that arise solely by virtue of this Agreement or any Transaction Document, (iv) other Liens that do not in the aggregate materially detract from or impair the value or materially interfere with the present use of such asset in the Acquired Business.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

“Premium” means premiums, consideration, deposits and similar receipts.

“Proceeding” shall have the meaning given in Section 7.1(b)(iv).

“Quarterly SAP Statements” shall have the meaning set forth in Section 3.4(ii).

“Recapture Agreements” shall have the meaning set forth in Section 2.1(a)(i).

“Recapture Subaccount” shall have the meaning set forth in Section 2.2(d).

“Recaptured Liabilities” shall mean the liabilities and obligations reinsured under the terms and conditions of the SLD-SRUS Reinsurance Agreements and the SLDI-SRLB Reinsurance Agreements, other than the Retained Reinsurance Liabilities and the UHRL Liabilities.

“Reinsured Liabilities” shall mean the liabilities and obligations reinsured under the terms and conditions of the SLD-HLRUS Reinsurance Agreements and the SLDI-HLRI Reinsurance Agreement; it being understood by the parties hereto that the Reinsured Liabilities shall not include any Retained Reinsurance Liabilities.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates, officers, directors, employees, agents, consultants, financial advisors, legal advisors and other representatives.

“Requesting Party” shall have the meaning set forth in Section 7.22.

“Required Novating Insurer” shall have the meaning set forth in Section 8.1(d).

“Responding Party” shall have the meaning set forth in Section 7.22.

“Retained Reinsurance Liabilities” means (a) any liabilities or obligations under the SLD-SRUS Reinsurance Agreements or the SLDI-SRLB Reinsurance Agreements (without giving effect to the Recapture Agreements) with respect to (i) losses incurred or amounts due to be paid prior to the Effective Time by SRUS or SRLB, as applicable, including obligations with respect to pending claims and claims incurred but not yet reported or (ii) experience refunds payable by SRUS or SRLB, as applicable, that relate solely to an accounting period completed prior to the Effective Time, (b) any Extra-Contractual Obligations arising from or relating to the acts, errors or omissions by Sellers or their Representatives after January 1, 2005 and prior to the Closing Date, (c) reinsurance premiums due to be paid prior to the Effective Time with respect to the ING Insurance Contracts under the ING Retrocession Agreements and any other Retroceded Reinsurance Agreement (as defined in the ING APA) or the Scottish Retrocession Agreements, (d) any Taxes due to the extent such Taxes relate to Premiums received by or accrued by the Sellers or the ING Companies prior to the Effective Time, (e) assessments and similar charges in connection with participation by the Sellers or the ING Companies whether voluntary or involuntary in any guaranty association established or governed by any U.S. state or other jurisdiction to the extent such assessments and charges relate to periods beginning prior to the Effective Time, (f) commissions payable with respect to the ING Insurance Contracts to or for the benefit of producers or intermediaries who marketed or produced the ING Insurance Contracts to the extent such commissions relate to periods beginning prior to the Effective Time, (g) liabilities for returns or refunds of Premiums to the extent such returns or refunds relate to Premiums received by or accrued by the Sellers or the ING Companies prior to the Effective Time, and (h) expense allowances payable under the ING Insurance Contracts to the extent such allowances relate to periods beginning prior to the Effective Time.

“Retrocession Agreements” means the ING Retrocession Agreements and the Scottish Retrocession Agreements.

“Retrocession Net Amount at Risk” shall have the meaning set forth in Section 2.3(a).

“SALIC” means Scottish Annuity & Life Insurance Company (Cayman) Ltd.

“SAP” shall have the meaning set forth in Section 3.4.

“Scottish Re Administrative Services Agreement” means the administrative service agreement between HLRUS and Parent to be entered into at the Closing substantially in the form of Exhibit F hereto.

“Scottish Retrocession Agreements” mean the retrocession agreements identified on Exhibit G between SRUS, SRLB, SRD and/or SALIC, as cedants, and various third-party retrocessionaires, as such retrocession agreements relate to Reinsured Liabilities.

“Segregated Account” means the segregated account established by SLD pursuant to Section 5.25 of the ING APA.

“Seller Financial Statements” means the December SAP Statements and the Quarterly SAP Statements.

“Seller Indemnitees” shall have the meaning set forth in Section 10.3.

“Seller Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Seller Material Adverse Effect” means (a) any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of any Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents or perform their obligations hereunder or thereunder, or (b) any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse on the financial condition, assets, liabilities, properties, business or results of operations of the Acquired Business, taken as a whole, but shall exclude, only in the case of clause (b) above, any such effect resulting from, relating to or arising out of: (i) general economic, political (including national and international political conditions) or market conditions (including changes in interest rates), so long as such conditions do not have a materially disproportionate effect on the Acquired Business, taken as a whole, compared to similar business reinsured by other United States life reinsurance companies; (ii) any change or proposed change in Law or accounting or actuarial principles required in any jurisdiction, so long as such change or proposed change does not have a materially disproportionate effect on the Acquired Business, taken as a whole, compared to similar business reinsured by other United States life reinsurance companies; (iii) any failure of any of the Sellers or the Acquired Business to achieve internal financial or other projections or budgets (it being the understanding of the parties hereto that the underlying cause for such failure may constitute a Seller Material Adverse Effect if such event is not otherwise excluded from the definition of Seller Material Adverse Effect); and (iv) any occurrence or condition arising out of the negotiation and execution of this Agreement, the consummation of the transactions contemplated hereby, or the public announcement thereof (including any occurrence or condition arising out of the identity of or facts relating to the Buyers or any ratings action taken by one or more of the nationally recognized statistical rating organizations with respect to the rating of any of the Sellers).

“Sellers” shall have the meaning set forth in the introductory paragraph.

“Sellers Disclosure Letter” shall have the meaning set forth in Article III.

“Sellers’ Insurance Policies” shall have the meaning set forth in Section 7.7(a).

“SHI” shall have the meaning set forth in the introductory paragraph.

“SLD” shall have the meanings set forth in the introductory paragraph.

“SLD-HLRUS Reinsurance Agreements” mean the reinsurance agreements pursuant to which SLD shall cede certain ING Insurance Contracts to HLRUS and which shall be entered into at Closing substantially in the form of Exhibits H hereto.

“SLD-SLDI Agreements” means Treaty 2774 between SLD, as ceding company, and SLDI, as reinsurer, effective July 1, 2000, and Treaty 2962 between SLD, as ceding company, and SLDI, as reinsurer, effective June 1, 2002.

“SLD-SLDI Retroceded Business” shall have the meaning set forth in Section 7.9(b).

“SLD-SRUS Reinsurance Agreements” mean the reinsurance agreements listed on Exhibit I.

“SLD-SRUS UHRL Reinsurance Agreement” means the Coinsurance Agreement between SLD and SRUS dated December 22, 2005.

“SLDI” shall have the meaning set forth in the introductory paragraph.

“SLDI-HLRI Reinsurance Agreement” means the reinsurance agreement pursuant to which SLDI shall cede certain ING Insurance Contracts to HLRI and which shall be entered into at Closing substantially in the form of Exhibit J hereto.

“SLDI-SRLB Reinsurance Agreements” mean the reinsurance agreements between SLDI and SRLB listed on Exhibit K.

“SRD” shall have the meaning set forth in the introductory paragraph.

“SRLB” shall have the meaning set forth in the introductory paragraph.

“SRLB IBNR Trust Required Balance” shall have the meaning set forth in Section 7.10(b).

“SRLB Subject Claims” shall have the meaning set forth in Section 7.10(b).

“SRUS” shall have the meaning set forth in the introductory paragraph.

“SRUS IBNR Trust Required Balance” shall have the meaning set forth in Section 7.10(a).

“SRUS Subject Claims” shall have the meaning set forth in Section 7.10(a).

“Subsidiary” of any Person means another Person fifty percent (50%) or more of the total combined voting power of all classes of capital stock or other voting interests of which, or fifty percent (50%) or more of the equity securities of which, is owned directly or indirectly by such first Person.

“Taxes” means all income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever imposed by any Governmental Entity (together with any interest or penalty, addition to Tax or additional amount imposed with respect thereto).

“Third Party Claim” shall have the meaning set forth in Section 10.5.

“Threshold” shall have the meaning set forth in Section 10.4(a)(i).

“Trade Secrets” shall mean all trade secrets and confidential business information including all inventions, compositions, methodologies, processes and techniques (in each case whether or not patentable), discoveries, developments, ideas, concepts, research and development, Data and Databases, designs, formulae, methods, processes, designs, drawings, specifications, technology, items of proprietary know-how, information or data, prospect lists, customer lists, supplier lists, projections, analyses and market studies, pricing and cost information, business and marketing plans and proposals, and all other proprietary items; provided, that “Trade Secrets” does not include non-proprietary information, know-how or processes otherwise available to the industry or the public.

“Trademarks” means all trademarks, service marks, certification marks, trade dress, logos and other indicators of source, trade names, internet domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Transaction Documents” shall mean, collectively, this Agreement, the documents to be delivered at Closing pursuant to Sections 2.5, 2.6 and 2.7, and all other documents, instruments, certificates or agreements otherwise executed in connection herewith.

“Transfer Account” shall have the meaning set forth in Section 2.2(c).

“Transferred Employees” shall have the meaning set forth in Section 7.12(a).

“Transition Services Agreement” means the transition services agreement between HLRUS and SRUS to be entered into at Closing substantially in the form of Exhibit L hereto.

“UHRL” shall mean Union Hamilton Reinsurance, Ltd.

“UHRL Liabilities” shall mean the liabilities and obligations reinsured under the terms and conditions of the SLD-SRUS UHRL Reinsurance Agreement.

“UHRL Novation Documents” shall have the meaning set forth in Section 7.8(a).

“UHRL Transaction Documents” shall mean (i) the Reinsurance Agreement, effective as of December 22, 2005, between SRUS and UHRL, (ii) the Stop Loss Reinsurance Agreement, effective as of December 22, 2005, between SRUS and SRD, (iii) the Stop Loss Retrocession Agreement, effective as of December 22, 2005, between UHRL and SRD, (iv) the Reinsurance Trust Agreement, dated as of December 22, 2005, between UHRL, SRUS and US Bank National Association, as Trustee, (v) the Security Trust Agreement, effective as of December 22, 2005, among UHRL, SRD, SALIC, the Parent and The Bank of New York, as Trustee, (vi) the Guarantee, effective as of December 22, 2005, by Wachovia Corporation in favor of the Company, (vii) the Side Letter, dated December 22, 2005, between SALIC, the Parent, SRD and UHRL, and all other instruments, agreements and certificates delivered in connection therewith.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale.

(a) As contemplated by, and subject to the consummation of, this Agreement, effective as of the Effective Time:

(i) SLD and SLDI, respectively, shall enter into recapture agreements and agreements to be mutually agreed between the Sellers and the ING Companies prior to the Closing that terminate certain other agreements associated with the ING Block, including the ING Letter Agreement, with SRUS and SRLB, respectively, pursuant to the terms of which SLD and SLDI will recapture one hundred percent (100%) of the Recaptured Liabilities ceded under the SLD-SRUS Reinsurance Agreements and the SLDI-SRLB Reinsurance agreements (collectively, the “Recapture Agreements”);

(ii) SLD and SLDI, respectively, shall enter into the SLD-HLRUS Reinsurance Agreements and the SLDI-HLRI Reinsurance Agreement with HLRUS and HLRI pursuant to the terms of which SLD and SLDI will cede one hundred percent (100%) of the Reinsured Liabilities to HLRUS and HLRI, respectively.

(iii) SLD and SLDI shall enter into the Amended SLD-SLDI Agreements.

(iv) The Sellers, the Buyers and the ING Companies shall enter into the UHRL Novation Documents.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing:

(i) The Buyers shall assume from the applicable Sellers, and be obligated to pay, perform and discharge all of, the Assumed Liabilities other than the Reinsured Liabilities;

(ii) Each Seller shall transfer, assign and deliver to the applicable Buyer, and such Buyer shall purchase, acquire and accept from such Seller, the Acquired Assets owned by such Seller, free and clear of all Liens, other than Permitted Liens.

(c) On or prior to the Closing Date, each Seller shall exercise all rights, and take all such other actions, necessary to effect the conveyance of the Acquired Assets, free and clear of all Liens, other than Permitted Liens, to the Buyers on the Closing Date.

Section 2.2. Payments at Closing.

(a) At the Closing, the Sellers, the Buyers and the ING Companies shall make the following payments (in cash and/or transfer of securities (whether direct or through the transfer of rights to accounts holding cash and/or securities), in accordance with Section 2.2(c) below), as more specifically detailed on Exhibit M hereto, it being understood and agreed among the parties that as provided on Exhibit M, the payment obligations set forth below may be settled with net payments between parties, and by the direction of payments by the intended recipient of such payments to other parties.

(i) Pursuant to the terms of the Recapture Agreements, SRUS and SRLB shall make recapture payments to SLD and SLDI, respectively, in an aggregate amount equal to the Closing Payment Amount;

(ii) Pursuant to the terms of the SLD-HLRUS Reinsurance Agreements and the SLDI-HLRI Reinsurance Agreement, SLD and SLDI shall make initial premium payments to HLRUS and HLRI, respectively, in an aggregate amount equal to the Closing Payment Amount;

(iii) The Buyers shall make payments to the Sellers in an aggregate amount equal to the Acquired Asset Value, which the Buyers and Sellers agree is the value of the Acquired Assets.

(b) For the avoidance of doubt, the Buyers, the Sellers and the ING Companies agree that as a result of the Sellers making the payments described on Exhibit M, (i) the Sellers shall be credited with having paid to the ING Companies the full recapture payments owed with respect to the recapture transactions contemplated by the Recapture Agreements, and (ii) the ING Companies shall be credited with having paid to the Buyers the full amount of the initial reinsurance premiums in connection with the reinsurance transactions contemplated by the SLD-HLRUS Reinsurance Agreements and the SLDI-HLRI Reinsurance Agreement.

(c) The payments contemplated by Section 2.2(a) and Exhibit M shall be made on the Closing Date by a combination of transfers of cash, transfers of Investment Assets (as defined below) and a transfer of the Ballantyne Recapture Assets. Such Investment Assets shall have an aggregate market value as of the Closing Date equal to the Closing Payment Amount, minus the aggregate amount of cash transferred (excluding any cash in the Recapture Subaccount), minus the Ballantyne Q4 Recapture Adjustment. As set forth on Exhibit M, transfers of cash may be effected by one or more wire transfers of immediately available funds or by transfer of rights to one or more accounts holding cash, and transfers of Investment Assets may be effected by a direct transfer of such Investment Assets or by a transfer of rights to one or more accounts holding such Investment Assets (including by way of a recapture and cession of reinsurance obligations pursuant to a reinsurance agreement) and transfer of Ballantyne Recapture Assets shall be effected by an indirect transfer of rights in the Recapture Subaccount, which shall be effected by a transfer of rights in the Segregated Account. Any account in which the Sellers’ rights will be transferred to the Buyers at Closing as described in the preceding sentence is referred to herein as a “Transfer Account.” At least three (3) Business Days prior to the Closing Date, the Buyers shall specify to the Sellers and the ING Companies the account or accounts to which all payments or transfers on the Closing Date shall be made (other than payments to be made by way of a Transfer Account). Any transfer of Investment Assets shall be on the following terms:

(i) Prior to the date of this Agreement, the Buyers and the Sellers have agreed to a list of securities (the “Investment Assets”), which list is attached hereto as Exhibit N-1 (which exhibit specifies the principal amount of each Investment Asset, the December 31, 2008 market value of each such Investment Asset, as determined by the Sellers, and a description of the valuation methodology used to determine such market values). For the avoidance of doubt, Ballantyne Recapture Assets shall not be considered Investment Assets for the purposes of this Agreement.

(ii) Seven (7) Business Days prior to the anticipated Closing Date, the Buyers shall provide to the Sellers the Buyers’ determination of the market value of each of the Investment Assets as of the immediately preceding Business Day (the “Buyer Indicative Market Valuation List”), using a valuation methodology consistent with the valuation methodology described in Exhibit N-1. In addition, at the time of delivery of the Buyer Indicative Market Valuation List, the Buyers may deliver to the Sellers a list of securities to be excluded from the list of Investment Assets set forth on Exhibit N-1 that have become unacceptable to the Buyers in their reasonable judgment. Any security so excluded shall no longer be deemed an Investment Asset for purposes of this Agreement. If the Buyers exclude securities from the list of Investment Assets as contemplated by this Section 2.2(c)(ii), the Sellers shall be entitled to delay the Closing for a reasonable number of days to permit the Sellers to liquidate in an orderly manner sufficient securities to fund the related increase to the cash portion of the Closing Payment Amount.

(iii) Three (3) Business Days prior to the Closing Date, the Buyers may deliver an additional list of securities to be excluded from the list of Investment Assets set forth on Exhibit N-1; provided, that such list may only include securities that have experienced a Credit Event. Any security so excluded shall no longer be deemed an Investment Asset for purposes of this Agreement.

(iv) The market value as of the Closing Date of each of the Investment Assets shall be determined by the Buyers based on the closing market prices of the Investment Assets on the Business Day immediately preceding the Closing Date, using a valuation methodology consistent with the valuation methodology described in Exhibit N-1. The Buyers shall deliver to the Sellers a list of such market values prior to the Closing as promptly as practicable after such market values are determined.

(v) The Sellers shall have the right to determine, in their sole discretion, whether any Investment Assets will be transferred in satisfaction of the Sellers’ payment obligations, and if so, which Investment Assets will be so transferred. In furtherance of the foregoing, the ING Companies hereby consent to exchanges of cash and securities into and out of any Transfer Account by the Sellers on or after the tenth (10th) Business Day preceding the anticipated Closing Date in order to comply with this Section 2.2; provided, that such exchanges do not result in the reduction in the aggregate value of cash or securities held in such Transfer Account.

(d) In the event that the Ballantyne Q4 Recapture occurs, the ING Companies shall concurrently with such Ballantyne Q4 Recapture deposit cash or securities acceptable to the Buyers into a subaccount (the “Recapture Subaccount”) established within the Segregated Account, with a market value, valued as of the day of transfer, equal to the market value of the assets released by Ballantyne to SLD in connection with the Ballantyne Q4 Recapture. Prior to the occurrence of the Ballantyne Q4 Recapture, the Buyers and the ING Companies shall cooperate to prepare a list of the securities to initially be deposited into the Recapture Subaccount, which list shall be designated Exhibit N-2, and such list shall specify the principal amount of each such security and the issuer thereof. The Recapture Subaccount shall be used exclusively for such cash and the securities listed on Exhibit N-2, plus any interest, earnings, proceeds or payments on, with respect to or in respect of such cash and securities (collectively, the “Ballantyne Recapture Assets”) and all Ballantyne Recapture Assets shall be held in the Recapture Subaccount. The Buyers shall have the sole right to direct SRUS as to the management of the Ballantyne Recapture Assets, subject to compliance with any applicable investment guidelines, and no Ballantyne Recapture Assets may be withdrawn from the Recapture Subaccount prior to the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms; provided that Ballantye Recapture Assets may be withdrawn from the Recapture Subaccount in connection with the investment management of such account, so long as any securities purchased, and the proceeds of any sales, are deposited in the Recapture Subaccount. For the avoidance of doubt, the transfer of the Ballantyne Recapture Assets at the Closing shall be deemed to satisfy any obligation to make a payment in an amount equal to the Ballantyne Q4 Recapture Adjustment.

(e) The Buyers, the Sellers and the ING Companies acknowledge and agree that the payments, asset transfers and assumptions of liabilities described in this Section 2.2 and below in Section 2.3 are all integral parts of the same transaction and that such payments constitute sufficient consideration for the performance of each party’s obligations hereunder and under the other Transaction Documents.

(f) From the date of this Agreement until the Closing Date, the Buyers, the Sellers and the ING Companies each agree to cooperate and to work in good faith and to use commercially reasonable efforts to finalize Exhibit M in anticipation of the Closing in a form reasonably acceptable to each of the parties hereto.

Section 2.3. Additional Payment with respect to Novations of Certain ING Retrocession Agreements. With respect to the Novations (as defined below) of the ING Retrocession Agreements listed on Exhibit O obtained as contemplated by Section 7.11(b):

(a) If the Sellers have received executed novations or partial novations or any other form of agreement reasonably acceptable to the Buyers (any such novation, partial novation or agreement, a “Novation”) from participants representing less than ninety percent (90%) of the net amount at risk shown on Exhibit O (the “Retrocession Net Amount at Risk”) by the later of (i) the date that is thirty (30) days after the Closing Date and (ii) April 30, 2009 (such date, the “Assessment Date”), then the Sellers shall pay to the Buyers an additional amount equal to the sum of the amounts set forth on Exhibit O opposite the names of the participants from which the Sellers have not received executed Novations. Such payment shall be made by the Sellers to the Buyers within ten (10) Business Days following the Assessment Date and shall be made by wire transfer of immediately available funds to such account or accounts as the Buyers may specify not later than three (3) Business Days after the Assessment Date.

(b) If the Sellers have received executed Novations from participants representing ninety percent (90%) or more of the Retrocession Net Amount at Risk by the Assessment Date, then within ten (10) Business Days following such date, the Sellers shall deliver to The Bank of New York Mellon (the “Escrow Agent”) cash and/or cash equivalents reasonably acceptable to the Buyers, in an aggregate amount equal to the product of one-half (0.5) multiplied by the sum of the amounts set forth on Exhibit O opposite the names of the participants from which the Sellers have not received executed Novations (such amount, together with all accrued interest thereon, the “Escrow Funds”). The Escrow Funds shall be deposited by the Escrow Agent into an account established by the Escrow Agent pursuant to an escrow agreement on terms reasonably acceptable to the Buyers and the Sellers, and based on the customary form of the Escrow Agent for such an agreement (the “Escrow Agreement”). The Escrow Funds shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party. The Escrow Funds shall remain in place through December 31, 2009. To the extent the Sellers receive additional executed Novations after the Assessment Date but prior to December 31, 2009, with respect to each such additional executed Novation received, Escrow Funds shall be immediately disbursed to the Sellers in an amount equal to one-half of the amount set forth on Exhibit O opposite the name of the participant from which such executed Novation is received. After December 31, 2009, any remaining Escrow Funds shall be immediately disbursed to the Buyers.

Section 2.4. Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 A.M. New York City time on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII or such other date and time as to which the parties hereto shall agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” The parties shall use their commercially reasonable efforts to cause the Closing to occur on or prior to February 18, 2009.

Section 2.5. Deliveries by the Sellers.

(a) At the Closing, the applicable Sellers shall execute and deliver or cause to be delivered to the applicable Buyers or their designee:

(i) a bill of sale, assignment and assumption, substantially in the form attached hereto as Exhibit P (the “Bill of Sale, Assignment and Assumption”), and any other required transfer documents, substantially in the form attached hereto as Exhibit Q, in each case duly executed by each of the Sellers, transferring to the Buyers, free and clear of all Liens other than Permitted Liens, the Acquired Assets;

(ii) the Scottish Re Administrative Services Agreement;

(iii) the Transition Services Agreement;

(iv) the Charlotte Lease Amendments;

(v) The Denver Lease Assignment;

(vi) the Novated Industry Risk Retrocession Agreements;

(vii) novation of the Scottish Retrocession Agreements pursuant to Section 7.11(a), to the extent obtained prior to the Closing;

(viii) Sellers and their Affiliates, to the extent they are retrocessionaires under the ING Retrocession Agreements, agreement to the novations to the ING Retrocession Agreements contemplated by Section 7.11(b)(ii);

(ix) the UHRL Novation Documents contemplated by Section 7.8(a); and

(x) the certificates and other documents required to be delivered to the Buyers pursuant to Section 8.2.

(b) At the Closing, the applicable Sellers shall execute and deliver or cause to be delivered to the applicable ING Companies or their designee:

(i) Recapture amendments for the SLD-SRUS Reinsurance Agreements;

(ii) Recapture amendments for the SLDI-SRLB Reinsurance Agreements;

(iii) Termination of the Security Trust Agreement dated as of December 31, 2004 between SRUS, SLD, and The Bank of New York;

(iv) Termination of the Security Trust Agreement dated as of December 31, 2004 between SRLB, SLDI and The Bank of New York;

(v) Termination of the Reinsurance Trust Agreement dated as of December 31, 2004 between SRUS, SLD, and The Bank of New York;

(vi) Termination of the Reinsurance Trust Agreement dated as of December 31, 2004 between SRLB, SLDI, and The Bank of New York;

(vii) Termination of the Administrative Services Agreement dated as of December 31, 2004 between SLD, SLDI and SRUS, as amended;

(viii) Termination of the Asset Management Services Agreement dated as of December 31, 2004 between SRUS and SLD;

(ix) the UHRL Novation Documents contemplated by Section 7.8(a);

(x) the Novated Industry Risk Retrocession Agreements;

(xi) the IBNR Trust Agreements; and

(xii) the certificates and other documents required to be delivered to the ING Companies pursuant to Section 8.4.

Section 2.6. Deliveries by the Buyers.

(a) At the Closing, the applicable Buyers shall execute and deliver or cause to be delivered to the applicable Sellers or their designee:

(i) the Bill of Sale, Assignment and Assumption;

(ii) the Scottish Re Administrative Services Agreement;

(iii) the Transition Services Agreement;

(iv) the Charlotte Lease Amendment;

(v) The Denver Lease Assignments;

(vi) execution of the novations of the Scottish Retrocession Agreements pursuant to Section 7.11(a);

(vii) execution of the novations to the ING Retrocession Agreements contemplated by Section 7.11(b);

(viii) the UHRL Novation Documents contemplated by Section 7.8(a);

(ix) the Novated Industry Risk Retrocession Agreements; and

(x) the certificates and other documents required to be delivered to the Sellers pursuant to Section 8.3.

(b) At the Closing, the applicable Buyers shall execute and deliver or cause to be delivered to the applicable ING Companies or their designee:

(i) the SLD-HLRUS Reinsurance Agreements;

(ii) the SLDI-HLRI Reinsurance Agreement;

(iii) the ING Administrative Services Agreement;

(iv) the ING-Ballantyne Administrative Services Agreement;

(v) the ING Asset Management Services Agreement;

(vi) the UHRL-related documents contemplated by Section 7.8(a);

(vii) the Novated Industry Risk Retrocession Agreements; and

(viii) the certificates and other documents required to be delivered to the ING Companies pursuant to Section 8.4.

Section 2.7. Deliveries by the ING Companies.

(a) At the Closing, the applicable ING Companies shall execute and deliver or cause to be delivered to the applicable Buyers or their designee:

(i) the SLD-HLRUS Reinsurance Agreements;

(ii) the SLDI-HLRI Reinsurance Agreement;

(iii) the ING Administrative Services Agreement;

(iv) the ING-Ballantyne Administrative Services Agreement;

(v) the ING Asset Management Services Agreement;

(vi) the agreements/amendments with respect to UHRL contemplated by Section 7.8(a);

(vii) the Novated Industry Risk Retrocession Agreements;

(viii) the agreements/amendments with respect to Ballantyne contemplated by Section 7.8(b);

(ix) the ING Companies and their affiliates, to the extent they are retrocessionaires under the ING Retrocession Agreements, agreement to the novations to the ING Retrocession Agreements contemplated by Section 7.11(b)(ii); and

(x) the certificates and other documents required to be delivered to the Buyers pursuant to Section 8.2.

(b) At the Closing, the applicable ING Companies shall execute and deliver or cause to be delivered to the applicable Sellers or their designee:

(i) Recapture amendments for the SLD-SRUS Reinsurance Agreements;

(ii) Recapture amendments for the SLDI-SRLB Reinsurance Agreements;

(iii) Termination of the Security Trust Agreement dated as of December 31, 2004 between SRUS, SLD, and The Bank of New York;

(iv) Termination of the Security Trust Agreement dated as of December 31, 2004 between SRLB, SLDI and The Bank of New York;

(v) Termination of the Reinsurance Trust Agreement dated as of December 31, 2004 between SRUS, SLD, and The Bank of New York;

(vi) Termination of the Reinsurance Trust Agreement dated as of December 31, 2004 between SRLB, SLDI, and The Bank of New York;

(vii) Termination of the Administrative Services Agreement dated as of December 31, 2004 between SLD, SLDI and SRUS, as amended;

(viii) Termination of the Asset Management Services Agreement dated as of December 31, 2004 between SRUS and SLD;

(ix) the UHRL-related documents contemplated by Section 7.8(a);

(x) the Novated Industry Risk Retrocession Agreements;

(xi) the IBNR Trust Agreements; and

(xii) the certificates and other documents required to be delivered to the Sellers pursuant to Section 8.3.

(c) At the Closing, SLD and SLDI shall execute the Amended SLD-SLDI Agreements and shall deliver copies thereof to Buyers and Sellers.

Section 2.8. Post Effective Time Amounts Received and Paid.

(a) With respect to the period from and after the Effective Time and prior to the Closing, as between the Buyers and the Sellers, (i) all payments of premium and expense and tax allowances based on premiums due to be paid during such period, all payments in settlement of claims incurred during such period under the Retrocession Agreements and all payments in respect of experience refunds that do not relate solely to an accounting period completed prior to the Effective Time that are received by the Sellers or any of their Affiliates prior to the Closing in respect of those Recaptured Liabilities that will be Reinsured Liabilities after the Closing Date and the UHRL Liabilities shall be for the account of the Buyers (“Interim Receipts”) and (ii) all payments in settlement of claims incurred during such period, all payments of premium under the Retrocession Agreements due to be paid during such period and payments in respect of experience refunds that do not relate solely to an accounting period completed prior to the Effective Time that are paid by the Sellers or any of their Affiliates prior to the Closing in respect of those Recaptured Liabilities that will be Reinsured Liabilities after the Closing Date and the UHRL Liabilities shall be for the account of the Buyers (“Interim Payments”). To the extent that any payments referred to above in clauses (i) and (ii) are not included in the calculation of the Interim Period Reinsurance Payments Adjustment, such payments shall be deemed to have been received after the Closing and shall be settled in accordance with the provisions of Sections 2.8(b) and (c), and such payments shall not be deemed Interim Receipts or Interim Payments. For the avoidance of doubt, with respect to the ING Block, all payments of premium and expense and tax allowances based on premiums due to be paid prior to the Effective Time, all payments in respect of claims incurred prior to the Effective Time, and all payments in respect of experience refunds relating solely to an accounting period completed prior to the Effective Time, in each case whether received or paid by any of the Sellers or any of their Affiliates, shall be for the account of the Sellers.

(b) From and after the Closing, as between the Buyers and the Sellers, all amounts that are received by the Sellers or any of their Affiliates in respect of the Acquired Business (including any payments of premium due to be paid from and after the Effective Time, any payments in respect of claims incurred from and after the Effective Time and any payments in respect of experience refunds that do not relate solely to an accounting period completed prior the Effective Time) shall be received by such Person as agent, in trust for and on behalf of the Buyers, and following the Closing the Sellers shall, on a weekly basis for a period of one (1) year, and promptly upon the receipt thereof after such one (1) year period, pay, or cause to be paid, by wire transfer of immediately available funds to the Buyers all such amounts received by or paid to any Seller or any of its Affiliates and shall provide the Buyers information as to the nature and source of such payments, including any invoice related thereto.

(c) From and after the Closing, as between the Buyers and the Sellers, all amounts that are received by the Buyers or any of their Affiliates with respect to: (i) any Retained Reinsurance Liability, (ii) any payments of premium and expense and tax allowances based on premiums due to be paid prior to the Effective Time (net of expense allowances based on such premiums), (iii) any payments in respect of claims incurred prior to the Effective Time, (iv) any payments in respect of experience refunds that relate solely to an accounting period completed prior the Effective Time, or (v) any Excluded Liability (including any recoveries from retrocessionaires) shall be received by such Person as agent, in trust for and on behalf of the Sellers, and following the Closing the Buyers shall, on a weekly basis for a period of one (1) year, and promptly upon the receipt thereof after such one (1) year period, pay, or cause to be paid, by wire transfer of immediately available funds to the Sellers all such amounts received by or paid to any Buyer or any of its Affiliates and shall provide the Sellers information as to the nature and source of such payments, including any invoice related thereto.

(d) For purposes of any post Closing weekly payments to be made pursuant to this Section 2.8, if the amount to be paid by the Sellers pursuant to Section 2.8(b) is greater than the amount to be paid by the Buyers pursuant to Section 2.8(c), the Sellers shall pay the Buyers an amount equal to such difference, and if the amount to be paid by the Buyers pursuant to Section 2.8(c) is greater than the amount to be paid by the Sellers pursuant to Section 2.8(b), the Buyers shall pay the Sellers an amount equal to such difference.

(e) The parties acknowledge and agree that certain amounts identified as being for the account of the Buyers under Sections 2.8(a), (b) and (c) may be for the account of the ING Companies under the terms of the SLD-HLRUS and SLDI-HLRI Reinsurance Agreements, and the terms of those agreements will govern as to any such amounts as between Buyers and the ING Companies. In addition, the parties acknowledge and agree that certain amounts identified as being for the account of the Sellers under Sections 2.8(a), (b) and (c) may be for the account of the ING Companies under the terms of the Recapture Agreements, and the terms of those agreements will govern as to any such amounts as between the Sellers and the ING Companies.

Section 2.9. Consents; Administration Pending Consent.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Asset or right (other than Intellectual Property, assets or rights which are governed by Section 2.9(c)) that is included in the Acquired Assets but is not assignable or transferable without the consent of any Person, other than the Buyers or any of their Affiliates, the Sellers or any of their Affiliates, or the ING Companies or any of their Affiliates, or for which assignment without such consent would constitute a breach or in any way adversely affect the rights of the Buyers thereunder to the extent that such consent shall not have been obtained prior to the Closing; provided, however, that the Sellers shall have the continuing obligation after the Closing to use their reasonable efforts to endeavor to obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such agreement, license or rights, shall be transferred and assigned to the Buyers hereunder.

(b) With respect to any Acquired Asset or right (other than Intellectual Property, assets or rights which are governed by Section 2.9(a)) included in the Acquired Assets that is not assigned to the Buyers at the Closing by reason of Section 2.9(a), after the Closing and until the applicable requisite consents are obtained and the foregoing sold and assigned to the Buyers, the applicable Seller shall provide to the Buyers the benefits under each such Acquired Asset or right (with the Buyers responsible for all liabilities and obligations thereunder to the extent it would be liable under the applicable Acquired Asset if the requisite consent had been obtained and such Acquired Asset had been assigned to the Buyers). In particular, in the event that any requisite consent is not obtained prior to the Closing, then the Buyers and the Sellers shall enter into such arrangements (including reinsuring, sublicensing, subleasing or subcontracting, if permitted) to provide to the Buyers the economic and operational equivalent of obtaining such requisite consent and assigning such Acquired Asset or right, including enforcement for the benefit of the Buyers of all claims or rights arising thereunder, and the performance by the Buyers of the obligations thereunder. The Sellers shall take all actions reasonably requested by the Buyers to enforce their rights in respect of any such Acquired Assets, including the assertion and enforcement of any rights, claim, presentation, demand or draw under or with respect to any such Acquired Assets.

(c) The Sellers shall at their sole expense obtain the consent of any Person required for the assignment or transfer to the Buyers at Closing (without a breach or any other adverse effect upon the rights of the Buyers) of the Intellectual Property set forth in Section 2.9(c)(i) of the Sellers Disclosure Letter, which consent shall be broad enough to authorize the Buyers to provide the services Buyers are required to provide under the Scottish Re Administrative Service Agreement, the ING Administrative Service Agreement, the ING- Ballantyne Administrative Services Agreement and the Transition Services Agreement and in addition, with respect to the Core Intellectual Property, to use the Core Intellectual Property for the Buyers’ North American reinsurance business; provided that the Sellers shall have no obligation under this Section 2.9(c) to obtain such consents or alternative arrangements for the provision of Parent Transition Services (as that term is defined in the Transition Services Agreement). With respect to the consents contemplated by this Section 2.9(c), such consents shall permit the Buyers to use the applicable Intellectual Property until at least the later of (i) the date on which such Intellectual Property is no longer required to provide a Buyer Transition Service under the Transition Services Agreement or (ii) the date of the expiration of the existing term of the agreement underlying the Sellers’ right to use such Intellectual Property. Such consents shall be in form and substance reasonably acceptable to the Buyers. The Sellers shall use their commercially reasonable efforts to promptly obtain all such consents prior to the Closing, and to the extent any such consents have not been obtained, the Sellers shall continue to use their commercially reasonable efforts to obtain such consents as soon as reasonably practicable after the Closing. The Sellers shall be solely responsible for paying any penalties owed to a third party for their failure to obtain such consents prior to the Closing; it being understood that the Sellers shall not be responsible for the payment of any penalties to the extent resulting from the conduct of the Buyers after any such consent has been obtained as contemplated by the foregoing sentences or Buyers’ breach of an alternative arrangement entered into by Buyers as contemplated by the following sentence. In the event that any such consents are not obtained prior to the Closing, then the Buyers and the Sellers shall enter into such reasonable arrangements (including sublicensing or subcontracting, if permitted) to provide to the Buyers the economic and operational equivalent of obtaining such consents and assigning such Intellectual Property, including enforcement for the benefit of the Buyers of all claims or rights arising thereunder, and the performance by the Buyers of the obligations thereunder. The Sellers shall take all actions reasonably requested by the Buyers to enforce their rights in respect of any such Intellectual Property, including the assertion and enforcement of any rights, claim, presentation, demand or draw under or with respect to any such Intellectual Property.

(d) To the extent that the Buyers identify to the Sellers during the period between the date of this Agreement and the Closing Date any services that will be Parent Transition Services (as that term is defined in the Transition Services Agreement) pursuant to the Transition Services Agreement, the Sellers will use commercially reasonable efforts to obtain prior to Closing any consents required to provide such Parent Transition Services. The costs for such consents shall be at the Buyers’ sole expense. Such consents shall be reasonably acceptable to Buyers and Parent.

Section 2.10. Treatment of Sale and Reinsurance Transactions. For the avoidance of doubt, Sellers, Buyers and the ING Companies agree that the transactions described in Section 2.1 are intended to constitute (a) a purchase by Buyers from Sellers of the individual life reinsurance business previously conducted by the ING Companies (other than the business reinsured to Ballantyne Re directly by SLD as of October 1, 2008) and (b) a recapture of the Recaptured Liabilities by the ING Companies from Sellers and an immediate retrocession of the Reinsured Liabilities by the ING Companies to the Buyers in furtherance of that purchase. Sellers, Buyers and the ING Companies further agree that they and their respective Affiliates will treat such transactions in a manner consistent with such intention for all Tax purposes.

Section 2.11. Additional Post Closing Payments.

(a) After the Closing Date, each time SLD effects a Ballantyne Recapture, if any, upon the effectiveness of each such Ballantyne Recapture, the Buyers shall promptly pay to the Sellers an amount equal to the product of (A) the quota share percentage of such Ballantyne Recapture and (B) the applicable amount set forth on a schedule to be agreed between the Buyers and the Sellers prior to the Closing Date that provides the relevant base premium amounts for periods following the Closing, using interpolation to determine amounts falling between identified dates, as necessary.

(b) After the Closing, in the event that SLD is required by an arbitral award to return to Ballantyne a portion of any recapture payment received from Ballantyne in connection with a Ballantyne Q4 Recapture or a Ballantyne Recapture that is retroceded to HLRI as contemplated by Section 7.9(f) of this Agreement, then the Buyers shall promptly reimburse SLD for the amount so returned upon SLD providing notice to the Sellers of such amount along with a copy of such award.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO THE BUYERS

Except as otherwise disclosed in the corresponding section of the disclosure letter delivered by the Sellers in connection with the execution and delivery of this Agreement (the “Sellers Disclosure Letter”) (provided, that any disclosure contained in any section of the Sellers Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Sellers Disclosure Letter, it being acknowledged and agreed by the Buyers that the disclosure of any matter set forth in the Sellers Disclosure Letter shall expressly not be deemed to constitute an admission by the Sellers or any of their Affiliates, or otherwise imply, that any such matter rises to the level of a Seller Material Adverse Effect or is otherwise material for purposes of this Agreement), the Sellers hereby represent and warrants to the Buyers, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 3.1. Organization, Standing and Corporate Power. Except as set forth in Section 3.1 of the Sellers Disclosure Letter, each Seller is duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, in which it is organized), and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the Sellers Disclosure Letter, each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a Seller Material Adverse Effect.

Section 3.2. Authority. Each Seller has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, and, subject to obtaining required regulatory approvals as contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller (to the extent such Seller is a party thereto) and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been and at the Closing, the other Transaction Documents will be, duly executed and delivered by each Seller that is a party hereto and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the parties hereto (other than the Sellers), constitute or will constitute, as the case may be, valid and binding obligations of each such Seller, enforceable against such Seller in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3. Noncontravention; Consents. Except as set forth in Section 3.3(a) of the Sellers Disclosure Letter, the execution and delivery by each of the Sellers of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) violate, conflict with any of the provisions its articles, bylaws or other constituent documents (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), give rise to a right of termination or acceleration, or result in the creation of any Lien on any property or asset of any Seller under, any agreement, permit, franchise, license or instrument to which any Seller is a party, or (iii) subject to the matters referred to in the next sentence, contravene any Law applicable to any Seller, which, in the case of clauses (ii) and (iii) above, would have a Seller Material Adverse Effect. No consent, approval, waiver or authorization of, or declaration or filing with, or notice to, any federal, state or local court, administrative agency or commission or other governmental or regulatory authority or agency, political subdivision, instrumentality or any securities exchange, in any jurisdiction (a “Governmental Entity”), and no consent, approval, waiver or authorization of any third party, is required by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or the consummation by any Seller of the transactions contemplated hereby or thereby except for (a) the approvals, filings and notices required under the insurance Laws of the jurisdictions set forth in Section 3.3(b) of the Sellers Disclosure Letter, and (b) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.3(c) of the Sellers Disclosure Letter.

Section 3.4. Financial Statements. The Sellers have made available to the Buyers in the Data Room true and complete copies of the (i) the annual audited statutory financial statements of SRUS, SRLB and SRD as of December 31, 2006 and 2007 including the exhibits, schedules and notes thereto (the “December SAP Statements”) and (ii) the unaudited statutory financial statements of SRUS as of March 31, 2008, June 30, 2008 and September 30, 2008, including the exhibits, schedules and notes thereto for the three, six and nine month periods then ended (the “Quarterly SAP Statements”), in each case to the extent each of SRUS, SRLB and SRD is required by applicable Law to prepare such financial statements, and in each case as filed with the Governmental Entity charged with supervision of insurance companies in the jurisdiction of domicile of such Subsidiary (the “Insurance Regulator”). Except as set forth in Section 3.4 of the Sellers Disclosure Letter, the Seller Financial Statements were, and upon their delivery to the Buyers, the Interim Period Financial Statements (as defined below) will have been (x) prepared in conformity with statutory accounting practices (“SAP”) prescribed or permitted by such Insurance Regulator applied on a consistent basis and present fairly, to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition of each of SRUS, SRLB and SRD at their respective dates and the results of operations and cash flows of each of SRUS, SRLB and SRD for each of the periods then ended (subject, in the case of the Quarterly SAP Statements, to normal year-end adjustments), and (y) compiled from and are or will be consistent with the Books and Records of SRUS, SRLB and SRD, as applicable.

Section 3.5. The Model. Sellers prepared for Buyers a set of financial projections with respect solely to the Acquired Business utilizing Sellers’ proprietary financial model. To the Knowledge of the Sellers, the data used in preparing such projections was compiled from and is consistent with the Books and Records of SRUS, SRLB and SRD, as applicable, as of the date so used. The assumptions used in preparing such projections were those provided by Buyers or as otherwise disclosed to Buyers. For the avoidance of doubt, no representation or warranty, express or implied, is made hereby with regard to the accuracy of such projections or whether actual results of the Acquired Business will be consistent with such projections.

Section 3.6. Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or disclosed in Section 3.6 of the Sellers Disclosure Letter, from December 31, 2007 to the date hereof no Seller has: (i) with respect to the Acquired Business, made any change in accounting methods, principles or practices materially affecting its assets or liabilities, except insofar as may have been required by Law or required or permitted by a change in applicable GAAP or SAP, (ii) other than as disclosed to the Buyers in the Data Room, taken any action through the date hereof that, if taken during the period from the date hereof through the Closing Date, would constitute a breach of Section 7.1(b), or (iii) agreed or committed to take any of the foregoing actions.

Section 3.7. Benefit Plans.

(a) Each Employee Benefit Plan is listed in Section 3.7(a) of the Sellers Disclosure Letter.

(b) No Employee Benefit Plan (other than an Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code or which consists of a program in the nature of Workers Compensation coverage) provides post-employment medical, surgical, or hospital care or benefits, or benefits in the event of sickness or accident with respect to Business Employees (or former employees who would have been Business Employees but for their termination of employment prior to the Closing Date) following their termination of service with the Sellers (other than as required pursuant to Section 601 of ERISA).

(c) No Employee Benefit Plan that is subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA and resulted, or would result, in an obligation to make future contributions to such Employee Benefit Plan.

Section 3.8. Compliance with Applicable Laws. This Section 3.8 is not intended to, and does not relate to, the subject matter specifically addressed in the representations and warranties set forth in Section 3.7 (Benefit Plans) and Section 3.10 (Reserves).

(a) Except as disclosed in Section 3.8(a) of the Sellers Disclosure Letter, each Seller, with respect to the applicable Acquired Assets owned by each of them (i) have in full force and effect all material approvals, authorizations, qualifications, orders, consents, franchises, licenses, permits, filings and rights required by any Governmental Entity (collectively, the “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their respective business in the manner and in the jurisdictions as now conducted, and (ii) have not received any written notice from any Governmental Entity of the failure to have any required Permit, except, in each case, as would not have a Seller Material Adverse Effect.

(b) Except as set forth in Section 3.8(b) of the Sellers Disclosure Letter, the Sellers have conducted the Acquired Business in compliance in all material respects with all applicable Laws.

(c) Except as set forth in Section 3.8(c) of the Sellers Disclosure Letter, since January 1, 2006, no Seller has received any written notice of a violation of any Law that is applicable to the Acquired Business from any Governmental Entity.

Section 3.9. Litigation.

(a) Except as disclosed in the Exchange Act Reports or set forth in Section 3.9 of the Sellers Disclosure Letter (with date, names of parties, court or Governmental Entity and docket or other reference number and, if applicable, established reserves), as of the date hereof, with respect to the Acquired Business, there is no material suit, action, litigation, claim (other than insurance policy claims arising in the ordinary course), investigation, inquiry, hearing, petition, grievance, complaint, controversy, proceeding or arbitration (collectively, “Litigation”) pending or, to the Knowledge of the Sellers, threatened in writing against or affecting any of the Sellers, nor is there any material judgment, decree, injunction ruling, writ or arbitration award or other award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) or order of any Governmental Entity or arbitrator (each, an “Order”) outstanding against or affecting any of the Sellers with respect to the Acquired Business.

(b) As of the date hereof, there is no Litigation pending or, to the Knowledge of the Sellers, threatened in writing against or affecting the Sellers or any of their Affiliates and, with respect to Litigation commenced or threatened by any Person other than a Governmental Entity, which has a reasonable probability of success, that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would have a Seller Material Adverse Effect.

(c) As of the Closing Date, except as set forth on an updated version of Section 3.9 of the Sellers Disclosure Letter delivered to the Buyers prior to the Closing, there will be no litigation pending or, to the Knowledge of the Sellers, threatened in writing against or affecting the Sellers or any of their Affiliates and, with respect to Litigation commenced or threatened by any Person other than a Governmental Entity, which has a reasonable probability of success, that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would have a Seller Material Adverse Effect.

Section 3.10. Reserves. The Sellers have made available to the Buyers in the Data Room true and complete copies of all material actuarial reports prepared by third-party consultants that are in the possession of the Sellers relating to the reserves of SRUS, SRLB or SRD with respect to the Acquired Business as of any date on or after December 31, 2007. The policy reserves, and other liability amounts required by SAP to be determined using actuarial methods, recorded in the December SAP Statements and the Quarterly SAP Statements, as of the date thereof: (a) have been determined in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with applicable SAP, consistently applied, and otherwise meet the requirements of applicable insurance Laws in all material respects; (b) have been fairly stated, in accordance with sound actuarial principles; (c) were based on actuarial assumptions which produce reserves at least as great as those called for in any contract provision as to reserve basis and method, and were in accordance with any applicable contract provisions; and (d) other than with respect to reserving for pending claims and claims incurred but not reported, have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements as of the preceding financial statement period-end, except in each case where the failure to do so would not have an adverse effect on the Acquired Business. Notwithstanding the foregoing or any other provision of this Agreement (including Section 3.4), none of the Sellers is making any representations, express or implied, in or pursuant to this Agreement concerning the adequacy or sufficiency of reserves.

Section 3.11. Contracts.

(a) With respect to the Acquired Business, except as listed in Section 3.11(a), Section 3.13(b) and Section 3.13(g) of the Sellers Disclosure Letter and other than the Retrocession Agreements or agreements entered into pursuant to the ING APA, as of the date hereof, no Seller is a party to or bound by:

(i) any agreement with any Governmental Entity which requires the Sellers to take, or refrain from taking any actions (other than ministerial actions taken in the ordinary course of business resulting from its status as a regulated entity);

(ii) any agreements with “most-favored nations” pricing or other terms; or

(iii) any agreement with any managing general agent, insurance broker, insurance agent, insurance producer, adjuster, third party administrator or other insurance or reinsurance intermediary.

Material agreements, commitments, arrangements and plans listed or required to be listed in Section 3.11(a) of the Sellers Disclosure Letter, Section 3.13(b) of the Sellers Disclosure Letter and Section 3.13(g) of the Sellers Disclosure Letter are referred to herein as the “Contracts.”

(b) Section 3.11(b) of the Sellers Disclosure Letter identifies any Retrocession Agreements with respect to which the retrocessionaire has posted a letter of credit, funded a trust account or allowed funds to be withheld, in each case for credit for reinsurance purposes. Except as set forth in Section 3.11(b) of the Sellers Disclosure Letter, there are no amounts recoverable under any Retrocession Agreement that are more than ninety (90) calendar days past due or for which the reinsurer has provided notice that such amount is not fully collectible in due course. Except as set forth in Section 3.11(b) of the Sellers Disclosure Letter, none of the Retrocession Agreements is unexecuted by any of the parties thereto.

(c) Copies of ING Insurance Contracts, representing in the aggregate at least ninety five percent (95%) of the in-force business by net amount at risk for all ING Insurance Contracts, and which copies do not omit any reinsurance contract which individually represents more than one-half percent (0.5%) of the in-force business by net amount at risk for all ING Insurance Contracts have been made available to the Buyers, including by way of providing onsite access to an electronic database that includes electronic versions of such contracts. Such copies of the ING Insurance Contracts, or any amendments thereto, executed after January 1, 2005 are true, correct and complete, and such copies of the ING Contracts executed prior to January 1, 2005, to the Knowledge of the Sellers, are true, correct and complete.

(d) Except as set forth in Section 3.11(d) of the Sellers Disclosure Letter, each Contract and each Scottish Retrocession Agreement is in full force and effect, and none of the Sellers or, to the Knowledge of the Sellers, any other party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate, any such Contract or Scottish Retrocession Agreement. Except as set forth in Section 3.11(d) of the Sellers Disclosure Letter, to the Knowledge of the Sellers, each ING Insurance Contract and each ING Retrocession Agreement is in full force and effect, and none of the parties thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate, any such ING Insurance Contract or ING Retrocession Agreement. To the Knowledge of the Sellers, no party to any Contract, ING Insurance Contract or Retrocession Agreement is the subject of a rehabilitation, liquidation, conservation, receivership, bankruptcy or similar proceeding. Except as set forth in Section 3.11(d) of the Sellers Disclosure Letter, to the extent that the Sellers have made the parties to the Retrocession Agreements aware of the Novations contemplated by Sections 7.11(a) and 7.11(b), none of the parties to the Retrocession Agreements have provided any notice of their intention not to execute such Novations. Except as set forth in Section 3.11(d) of the Sellers Disclosure Letter, no event or circumstance has occurred, or will occur by reason of the execution of this Agreement or the consummation of any of the transactions contemplated hereby, that, with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination thereof or would allow the other party to make any material modification or amendment thereto or exercise any other material right under any Contract, ING Insurance Contract or Retrocession Agreement. Copies of each Retrocession Agreement (including all material modifications and amendments thereto and waivers thereunder) have been made available to the Buyers. Such copies of the Retrocession Agreements, or any amendments thereto, executed after January 1, 2005 are true, correct and complete and such copies of the Retrocession Agreements executed prior to January 1, 2005, to the Knowledge of the Sellers, are true, correct and complete.

(e) True, correct and complete copies of each Contract (other than “shrink-wrap” license contracts for generally-available Licensed Computer Program) have been made available to the Buyers in the Data Room.

(f) Except as set forth in Section 3.11(f) of the Sellers Disclosure Letter, as of the date hereof, each UHRL Transaction Document is a valid and binding agreement of the Sellers and their Affiliates to the extent parties thereto, and is in full force and effect. Except as set forth in Section 3.11(f) of the Sellers Disclosure Letter, as disclosed to the Buyers in the Data Room or as contemplated by this Agreement, as of the date hereof, none of the Sellers or its Affiliates or, to the Knowledge of the Sellers, any other party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate, any such UHRL Transaction Document and, to the Knowledge of the Sellers, none of the other parties thereto is the subject of a rehabilitation, liquidation, conservation, receivership, bankruptcy or similar proceeding. True, correct and complete copies of each UHRL Transaction Document in effect as of the date hereof (including all material modifications and amendments thereto and waivers thereunder) have been made available to the Buyers in the Data Room.

Section 3.12. Acquired Assets; Investment Assets.

(a) As of the date hereof, each Acquired Asset is owned by one or more Sellers free and clear of all Liens other than Permitted Liens. The Bill of Sale, Assignment and Assumption and any other deeds, endorsements, assignments or other instruments relating to the transfer of the Acquired Assets to be executed and delivered by a Seller to the Buyers at the Closing will be valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Each Investment Asset is owned by one or more Sellers or ING Companies free and clear of all Liens other than Permitted Investment Asset Liens.

Section 3.13. Intellectual Property.

(a) Section 3.13(a) of the Sellers Disclosure Letter identifies (with patent numbers, registration numbers or application numbers, as applicable) the current interests of each Seller in all Patents included in the Owned Intellectual Property, all registrations or pending applications to register any Copyright included in the Owned Intellectual Property, and all registrations or pending applications to register any Trademark included in the Owned Intellectual Property. Except as set forth in Section 3.13(a) of the Sellers Disclosure Letter, the Sellers have taken commercially reasonable actions to protect such Patents, Copyrights and Trademarks, including making and maintaining necessary filings and registrations and paying any applicable maintenance fees. Section 3.13(a) of the Sellers Disclosure Letter sets forth with respect to such Patents, Copyrights and Trademarks any maintenance fees or taxes, filing requirements, responses to office actions and similar requirements, the deadline for which falls due prior to the Closing Date or within ninety (90) calendar days after the Closing Date. To the Knowledge of the Sellers, none of the Sellers is using or enforcing any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of the registration for such Owned Intellectual Property. To the Knowledge of the Sellers, no Person other than the Sellers and their Subsidiaries owns or has any other right in or to, or has claimed any ownership, license or other right in or to, any Owned Intellectual Property.

(b) Section 3.13(b) of the Sellers Disclosure Letter identifies all material Licensed Intellectual Property, including each agreement, commitment arrangement or contract pursuant to which any third party has licensed or otherwise granted any rights with respect thereto (other than Computer Programs identified in Section 3.13(g) of the Sellers Disclosure Letter).

(c) Except as set forth in Section 3.13(c) of the Sellers Disclosure Letter, to the Knowledge of the Sellers, (i) the conduct of the Acquired Business and use of any of the Seller Intellectual Property do not infringe upon or misappropriate the Intellectual Property of any third party, (ii) there are no infringements or misappropriations of the Owned Intellectual Property by any third-party, and (iii) there are no any infringements or misappropriations by any third-party of any of the material Licensed Intellectual Property arising from the applicable license to the Sellers. Except as set forth in Section 3.13(c) of the Sellers Disclosure Letter, all rights held by the Sellers in Seller Intellectual Property are fully transferable to the Buyers without payment to any third party for such transfer and the consummation of the transactions contemplated by this Agreement will not alter or impair any of the rights of the Buyers after the Closing to use the Seller Intellectual Property in the manner used by the applicable Seller with respect to the Acquired Business prior to the Closing.

(d) Except as set forth in Section 3.13(d) of the Sellers Disclosure Letter, there are no claims pending, or to the Knowledge of the Sellers, threatened: (i) alleging that the conduct of the Acquired Business by the Sellers or the use of any of the Seller Intellectual Property as currently utilized infringes upon or constitutes an unauthorized use of the Intellectual Property of any third-party; (ii) alleging that the Owned Intellectual Property is being infringed by any third-party; (iii) alleging that any Licensed Intellectual Property with respect to which the Sellers hold any exclusive rights is being infringed by any third-party; or (iv) challenging the ownership, validity or enforceability (including, without limitation, through any opposition, cancellation, interference or concurrent registration proceedings) of the Owned Intellectual Property or any Licensed Intellectual Property with respect to which the Sellers hold any exclusive rights. To the Knowledge of the Sellers, no Seller Intellectual Property is subject to any outstanding judgment, injunction, order, decree, or agreement restricting the use thereof by any Seller or restricting the licensing or transfer thereof by any Seller.

(e) Except as set forth in Section 3.13(e) of the Sellers Disclosure Letter, the Sellers have taken commercially reasonable actions to maintain the secrecy of all Trade Secrets used in the Acquired Business (including requiring current employees to execute a statement of compliance with the Parent employee handbook, a copy of which has been provided to the Buyers and which includes provisions applicable to the confidentiality of Intellectual Property and execution of valid and enforceable agreements with other Persons to whom such confidential Intellectual Property is made available).

(f) Section 3.13(f) of the Sellers Disclosure Letter sets forth the current interests of each Seller in all material Computer Programs included in the Owned Intellectual Property (the “Owned Computer Programs”). Except as set forth in Section 3.13(f) of the Sellers Disclosure Letter, the Sellers own and possess a complete copy of the source code for each Owned Computer Program. The Sellers have provided to the Buyers all documentation in the possession of the Sellers relating to compiling, supporting and maintaining each material Owned Computer Program, and, to the Sellers’ Knowledge, such documentation is complete in all material respects.

(g) Section 3.13(g) of the Sellers Disclosure Letter identifies all material Computer Programs included in the Licensed Intellectual Property, including each agreement, commitment arrangement or contract pursuant to which any third party has licensed or otherwise granted any rights with respect thereto (the “Licensed Computer Programs”), but excluding “shrink-wrap” or similar off-the-shelf computer license contracts for generally-available Licensed Computer Programs. The Sellers have provided to the Buyers all documentation in the possession of the Sellers relating to compiling, supporting and maintaining each material Licensed Computer Program, and, to the Sellers’ Knowledge, such documentation is complete in all material respects.

(h) Except as set forth in Section 3.13(h) of the Sellers Disclosure Letter, all current employees of each Seller involved in the development of Intellectual Property included in the Acquired Assets have executed a statement of compliance with the SHI and SRUS employee handbook, a copy of which has been provided to the Buyers and which includes provisions applicable to the ownership of Intellectual Property.

(i) The Sellers have caused to be established and are in material compliance with a security program, including technology, practices and procedures generally consistent with common practice of comparable-sized companies in the life reinsurance industry designed to protect the integrity of transactions executed through their computer systems, the security, confidentiality and integrity of their Data and Databases, and against the corruption, infection or compromise of Computer Programs operating on their systems or on the systems of third parties to which they have been granted access, which security program includes the Sellers.

Section 3.14. Regulatory Matters.

(a) The Sellers have made available to the Buyers in the Data Room true and complete copies of all material financial examination, market conduct or other reports of United States state insurance departments with respect to the Acquired Business and any equivalent reports of other Insurance Regulators with respect to the Acquired Business, in each case, which have been completed since January 1, 2006. Other than as set forth in Section 3.14(a) of the Sellers Disclosure Letter, since January 1, 2006, no material violations with respect to the Acquired Business have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator or which is no longer being pursued by such Insurance Regulator following a response by the relevant Seller.

(b) The Sellers have delivered or made available to the Buyers in the Data Room true and complete copies of all material registrations, filings, notifications and submissions made since January 1, 2006 with respect to the Acquired Business by any Seller with any Insurance Regulator. Except as identified in Section 3.14(b) of the Sellers Disclosure Letter, to the Knowledge of the Sellers, no material deficiencies have been asserted by any Governmental Entity with respect to such registrations, filings, notifications or submissions that have not been satisfied.

(c) With respect to the Acquired Business, no Seller is, in any material respect, in default under or in violation of any Order, stipulation, decree, award or judgment entered into with or issued by any Insurance Regulator; nor has any Seller received any notice of any such material default or violation that remains uncorrected.

Section 3.15. Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the fees and expenses of which will be paid by the Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any Affiliate.

Section 3.16. Properties; Absence of Liens.

(a) Each Seller has a good and valid leasehold interest in each parcel of real property leased by such Seller respectively and used in connection with the conduct or operations of the Acquired Business (the “Leased Real Property”), free and clear of all Liens except for any Permitted Liens. Such Seller has the right to use and occupy the Leased Real Property for the full term of the lease or sublease relating thereto.

(b) With respect to the Leased Real Property, (i) each of the agreements by which the Seller has obtained a leasehold interest in such Leased Real Property (each, a “Lease”) is set forth in Section 3.16(b) of the Sellers Disclosure Letter and is in full force and effect in accordance with its respective terms and the applicable Seller is the holder of the lessee’s or tenant’s interest thereunder, (ii) to the Knowledge of the Sellers, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, could result in such a default, (iii) except as set forth in Section 3.16(b) of the Sellers Disclosure Letter, there are no leases, subleases, licenses concessions or any other contracts granting to any Person or entity other than the Sellers any right to the possession, use, occupancy or enjoyment of any Leased Real Property or any portion thereof, and (iv) the Sellers use or their applicable Affiliate’s use of the premises demised under each Lease is in compliance in all material respects with all zoning, fire, health, building, handicapped persons, sanitation, use, occupancy and other applicable Law. The Sellers have not received any citation, subpoena, summons or other written notice from any Governmental Entity alleging any such non- compliance.

(c) The Sellers have delivered or otherwise made available to the Buyers, true, correct and complete copies of the Leases, together with all amendments, modifications or supplements, if any, thereto, and any material correspondence with any of the parties to the Leases or with any Governmental Entity and any other material written agreements related to the Leases. Except as set forth in Section 3.16(c) of the Sellers Disclosure Letter, no Lease contains any provision providing that the other party may terminate or exercise other rights under such contract as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and no third party consent is required to consummate the transaction contemplated by this Agreement or the other Transaction Documents.

Section 3.17. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Sellers Disclosure Letter), neither the Sellers nor any other Person makes or has made any other express or implied representation or warranty or any other inducement or promise to the Buyers with respect to the Sellers, the Acquired Business or the transactions contemplated by this Agreement, and the Sellers disclaim any other representations or warranties, whether made by the Sellers or any of their respective Affiliates, officers, directors, employees, agents, representatives or advisors. Except for the representations and warranties contained in Article III hereof (as modified by the Sellers Disclosure Letter), the Sellers hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information (including such information, documents or material made available to the Buyers in the Data Room, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby) made, communicated, or furnished (orally, in writing or electronically) to the Buyers or their Affiliates or representatives (including any opinion, information, projection, responses to any questions or inquiries, or advice that may have been or may be provided to the Buyers by any director, officer, employee, agent, consultant, or representative of the Sellers or any of their respective Affiliates). The Sellers make no representations or warranties to the Buyers regarding the probable success or profitability of the Acquired Business.

Section 3.18. Sufficiency of Assets. As of the Closing Date, and after giving effect to the transactions contemplated by this Agreement and the services, if any, to be provided to the Buyers pursuant to the Transition Services Agreement, the Buyers will own all of the tangible and intangible assets and contractual rights (other than rights under employment agreements and otherwise relating to employment and human resources matters) necessary to (i) conduct the Sellers’ Acquired Business in the manner in which it is currently being conducted, as modified by the transactions contemplated by this Agreement, and (ii) provide all services that the Buyers or their Affiliates are required to provide under the terms and conditions of the Scottish Re Administrative Services Agreement, the ING Administrative Services Agreement, the ING- Ballantyne Administrative Services Agreement and the Transition Services Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO THE ING COMPANIES

Except as otherwise disclosed in the Sellers Disclosure Letter (provided, that any disclosure contained in any section of the Sellers Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Sellers Disclosure Letter, it being acknowledged and agreed by the ING Companies that the disclosure of any matter set forth in the Sellers Disclosure Letter shall expressly not be deemed to constitute an admission by the Sellers or any of their Affiliates, or otherwise imply, that any such matter rises to the level of a Seller Material Adverse Effect or is otherwise material for purposes of this Agreement), the Sellers hereby represent and warrant to the ING Companies, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 4.1. Organization, Standing and Corporate Power. Except as set forth in Section 4.1 of the Sellers Disclosure Letter, each Seller is duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, in which it is organized), and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Except as set forth in Section 4.1 of the Sellers Disclosure Letter, each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a Seller Material Adverse Effect.

Section 4.2. Authority. Each Seller has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, and, subject to obtaining required regulatory approvals as contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller (to the extent such Seller is a party thereto) and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement has been and at the Closing, the other Transaction Documents will be, duly executed and delivered by each Seller that is a party hereto and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the parties hereto (other than the Sellers), constitute or will constitute, as the case may be, valid and binding obligations of each such Seller, enforceable against such Seller in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3. Noncontravention; Consents. Except as set forth in Section 4.3(a) of the Sellers Disclosure Letter, the execution and delivery by each of the Sellers of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) violate, conflict with any of the provisions its articles, bylaws or other constituent documents (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), give rise to a right of termination or acceleration, or result in the creation of any Lien on any property or asset of any Seller under, any agreement, permit, franchise, license or instrument to which any Seller is a party, or (iii) subject to the matters referred to in the next sentence, contravene any Law applicable to any Seller, which, in the case of clauses (ii) and (iii) above, would have a Seller Material Adverse Effect. No consent, approval, waiver or authorization of, or declaration or filing with, or notice to, any Governmental Entity, and no consent, approval, waiver or authorization of any third party, is required by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or the consummation by any Seller of the transactions contemplated hereby or thereby except for (a) the approvals, filings and notices required under the insurance Laws of the jurisdictions set forth in Section 4.3(b) of the Sellers Disclosure Letter, and (b) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3(c) of the Sellers Disclosure Letter.

Section 4.4. Litigation. There is no Litigation pending or, to the Knowledge of the Sellers, threatened in writing against or affecting the Sellers or any of their Affiliates that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would have a Seller Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Except as otherwise disclosed in this Agreement or the corresponding section of the Disclosure Letter delivered by the Buyers in connection with the execution and delivery of this Agreement (the “Buyers Disclosure Letter”) (provided, that any disclosure contained in any section of the Buyers Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the Buyers Disclosure Letter, it being acknowledged and agreed by the Sellers that the disclosure of any matter set forth in the Buyers Disclosure Letter shall expressly not be deemed to constitute an admission by the Buyers, or otherwise imply, that any such matter rises to the level of a Buyer Material Adverse Effect or is otherwise material for purposes of this Agreement), the Buyers represent and warrant to the Sellers and solely with respect to Sections 5.1, 5.2, 5.3, 5.4 and 5.5, to the ING Companies, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 5.1. Organization, Standing and Corporate Power. Each of the Buyers is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Buyers is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a Buyer Material Adverse Effect.

Section 5.2. Authority. Each of the Buyers has the requisite company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and subject to obtaining the required regulatory approvals, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by each of the Buyers of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of the Buyers of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Buyers. No action by the shareholders of each of the Buyers is necessary to authorize the execution and delivery by the Buyers of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Buyers of the transactions contemplated hereby and thereby. This Agreement has been and, at the Closing, the other Transaction Documents to which it is a party will be, duly executed and delivered by each Buyer and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the parties thereto (other than the Buyers), constitute or will constitute, as the case may be, valid and binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3. Noncontravention; Consents. The execution and delivery by each of the Buyers of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with any of the provisions of the governing documents of any Buyer, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) give rise to a right of termination or acceleration under, or result in the creation of any Lien on any property or asset of any Buyer under, any agreement, permit, franchise, license or instrument to which any Buyer is a party or (iii) subject to the matters referred to in the next sentence, contravene any Law applicable to any Buyer, which, in the case of clauses (ii) and (iii) above, would have a Buyer Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, and no consent, approval or authorization of any third party is required by or with respect to any Buyer in connection with the execution, delivery and performance by any of the Buyers of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Buyers of any of the transactions contemplated hereby and thereby, except for (a) the approvals, filings and notices required under the insurance Laws of the jurisdictions set forth in Section 5.3 of the Buyer Disclosure Letter and (b) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 5.3 of the Buyer Disclosure Letter.

Section 5.4. Litigation. There is no Litigation pending or, to the Knowledge of the Buyers, threatened in writing against or affecting the Buyers or any of their Affiliates that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would have a Buyer Material Adverse Effect. Neither the Buyers nor any of their Affiliates nor, to the Knowledge of the Buyers, any officer, director or employee of the Buyers or any of their Affiliates has been permanently or temporarily enjoined or barred by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by the Acquired Business that could reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5. Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Buyers or their Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party based upon arrangements made by or on behalf of the Buyers or their Affiliates.

Section 5.6. No Additional Representations. The Buyers acknowledge that neither the Sellers, the ING Companies nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the ING Companies, the Acquired Business or the transactions contemplated by this Agreement furnished or made available to the Buyer and its representatives except as expressly set forth in Article III, and neither the Sellers, the ING Companies nor any other Person shall be subject to any liability to the Buyers or any other Person resulting from the Sellers’ making available to the Buyers or the Buyers’ use of such information or any other information, documents or material made available to the Buyers in the due diligence materials provided to the Buyers, including in the Data Room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except for the explicit representations and warranties of the Sellers in Section 3.5 relating to the data and assumptions used in preparing the financial projections referred to therein, the Buyers acknowledge that the Sellers and the ING Companies make no representation or warranty to the Buyers with respect to any financial projection or forecast relating to the Sellers or the Acquired Business, whether or not included in any management presentation or other diligence materials.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE ING COMPANIES

Except as otherwise disclosed in this Agreement or the corresponding section of the Disclosure Letter delivered by the ING Companies in connection with the execution and delivery of this Agreement (the “ING Companies Disclosure Letter”) (provided, that any disclosure contained in any section of the ING Companies Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of the ING Companies Disclosure Letter, it being acknowledged and agreed by the Sellers and the Buyers that the disclosure of any matter set forth in the ING Companies Disclosure Letter shall expressly not be deemed to constitute an admission by the ING Companies or any of their Subsidiaries, or otherwise imply, that any such matter rises to the level of an ING Companies Material Adverse Effect or is otherwise material for purposes of this Agreement), each of the ING Companies represents and warrants to the Sellers and to the Buyers as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

Section 6.1. Organization, Standing and Corporate Power. Each of the ING Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the ING Companies is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have an ING Companies Material Adverse Effect.

Section 6.2. Authority. Each of the ING Companies has the requisite company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and subject to obtaining the required regulatory approvals, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by each of the ING Companies of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of the ING Companies of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of each of the ING Companies. No action by the shareholders of the Buyer is necessary to authorize the execution and delivery by each of the ING Companies of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of the ING Companies of the transactions contemplated hereby and thereby. This Agreement has been and, at the Closing, the other Transaction Documents to which it is a party will be, duly executed and delivered by each of the ING Companies and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by each of the parties thereto (other than the ING Companies), constitute or will constitute, as the case may be, valid and binding obligations of each of the ING Companies, enforceable against it in accordance with their respective terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3. Noncontravention; Consents. The execution and delivery by the each of the ING Companies of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with any of the provisions of the governing documents of either of the ING Companies (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) give rise to a right of termination or acceleration under, or result in the creation of any Lien on any property or asset of any of the ING Companies under, any agreement, permit, franchise, license or instrument to which any of the ING Companies is a party or (iii) subject to the matters referred to in the next sentence, contravene any Law applicable to any of the ING Companies, which, in the case of clauses (ii) and (iii) above, would have an ING Companies Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, and no consent, approval or authorization of any third party is required by or with respect to any of the ING Companies in connection with the execution, delivery and performance by any of the ING Companies of this Agreement and the other Transaction Documents to which it is a party or the consummation by any of the ING Companies of any of the transactions contemplated hereby and thereby, except for (a) the approvals, filings and notices required under the insurance Laws of the jurisdictions set forth in Section 6.3 of the ING Companies Disclosure Letter and (c) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 6.3 of the ING Companies Disclosure Letter.

Section 6.4. Litigation. There is no Litigation pending or, to the Knowledge of each of the ING Companies, threatened in writing against or affecting any of the ING Companies or any of their Affiliates that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would have an ING Companies Material Adverse Effect. Neither the ING Companies nor any of their Affiliates nor, to the Knowledge of the ING Companies, any officer, director or employee of the ING Companies or any of their Affiliates has been permanently or temporarily enjoined or barred by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by the Acquired Business that could reasonably be expected to have an ING Companies Material Adverse Effect.

Section 6.5. Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party based upon arrangements made by or on behalf of the ING Companies or their Affiliates.

Section 6.6. Investment Assets. With respect to Investment Assets owned by the ING Companies, neither the ING Companies nor any Affiliate thereof has taken or permitted to be taken any action that would result in the creation of any Lien on such Investment Assets other than: (i) any Permitted Investment Asset Lien; (ii) any Lien created by any action or omission of any Seller or by any sub-adviser to any Seller pursuant to any investment management agreement entered into between either of the ING Companies and any Seller or any investment management agreement entered into between any Seller or any such sub-adviser; and (iii) any Lien created by any Seller pursuant to any power of attorney granted to such Seller by either of the ING Companies.

ARTICLE VII

COVENANTS

Section 7.1. Conduct of Business of the Sellers. During the period from the date of this Agreement and continuing until the Closing Date, the Sellers agree that (except (i) as permitted or required by Section 7.1(b) or any other provision of this Agreement, (ii) as set forth in Section 7.1 of the Sellers Disclosure Letter, (iii) as required by any applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, or (v) with the prior written consent of the Buyers):

(a) Each of the Sellers shall conduct the Acquired Business in the ordinary course, consistent with its current practice, and shall use its commercially reasonable efforts (i) to preserve intact the Acquired Business and with respect to the Acquired Business, its relationships with cedants, producers, Governmental Entities, rating agencies, financing counterparties, bond insurers and financial guarantors, customers, suppliers, distributors, creditors, lessors, employees and others having business dealings with it, (ii) to keep available the services of its current officers and key employees who are Business Employees on terms and conditions substantially comparable to those currently in effect, and (iii) to maintain its current rights and franchises, subject to the terms of this Agreement, and

(b) with respect to the Acquired Business, no Seller shall be permitted to:

(i) subject any Acquired Assets to any Lien;

(ii) sell or dispose of any of the Acquired Assets;

(iii) (A) amend, terminate or assign any Contract, other than in the ordinary course of business consistent with its current practice, or any UHRL Transaction Document, or (B) enter into any new agreement, arrangement or understanding that, if in existence on the date hereof, would constitute, or be deemed to constitute, a Contract;

(iv) other than in the ordinary course of business consistent with past practice, commence, settle or compromise any material Litigation (each, a “Proceeding”) or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding, except for any such settlements that are within the insured limits of insurance policies with respect to such claims;

(v) terminate, cancel, amend or modify, or fail to maintain or renew any insurance policies maintained by it covering the Acquired Assets which is not replaced by a comparable amount of insurance coverage;

(vi) take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VIII not being satisfied or (B) materially impair the ability of the Sellers or the Buyers to consummate the transaction contemplated hereby in accordance with the terms hereof or materially delay such consummation;

(vii) abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any Owned Intellectual Property;

(viii) terminate the employment of any Business Employee, who has been offered employment by the Buyers, once the Sellers have received notice of their names from the Buyers, other than termination for cause;

(ix) enter into, amend, modify or supplement any ING Insurance Contract or Retrocession Agreement, other than non-material amendments in the ordinary course of business consistent with prior practice, which do not materially increase the obligations of the Sellers thereunder, and other than the execution of treaties in connection with business in-force as of the date of this Agreement for which a letter of intent had been previously executed;

(x) enter into any agreement with Insurance Regulators (other than ministerial actions taken in the ordinary course of business resulting from its status as a regulated entity or any agreement with the Insurance Department of the State of Delaware) that (i) requires the Sellers to take or refrain from taking any action and (ii) which adversely affects the Acquired Business or the owner thereof and would be binding on the Buyers after the Closing Date;

(xi) enter into any recapture transaction with third parties with respect to an ING Insurance Contract or Retrocession Agreement except to the extent contemplated by this Agreement or required by the other party in accordance with the terms and conditions of such agreement; or

(xii) agree to take any of the foregoing actions.

Section 7.2. Access to Information; Confidentiality. Each of the Sellers shall afford to the Buyers and their Representatives reasonable access during the period prior to the Closing Date to its properties, facilities, books, contracts, commitments, records, data, systems, personnel, consultants (including actuarial consultants), auditors and advisors, to the extent relating to the Acquired Business and, during such period, the Sellers shall furnish to the Buyers and to their Representatives such information concerning the business, properties, financial condition, operations and personnel of the Acquired Business as the Buyers may from time to time reasonably request, other than any such properties, books, contracts, commitments, records and information that (a) are subject to an attorney-client or other legal privilege which the Sellers and their legal counsel reasonably believe will be impaired by such disclosure or (b) are subject to an obligation of confidentiality, provided, that the Sellers will use commercially reasonable efforts to have any such obligation of confidentiality waived if the Buyers so requests. In addition, notwithstanding the foregoing, in fulfilling its obligations under this Section 7.2, the Sellers shall not be required to (i) violate any applicable Law or (ii) furnish or otherwise make available to the Buyers customer-specific data or competitively sensitive information relating to areas of their business in which the Buyers or their Affiliates compete against the Sellers or any of their Affiliates. Furthermore, the Buyers shall not, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, contact or communicate with any vendor, customer, Employee or other business partner of the Sellers with respect to or in connection with the transactions contemplated hereby. The Buyers agree that their access to such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Sellers.

All requests for access or information pursuant to this Section 7.2 shall be directed to such Person or Persons as the Sellers shall designate. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of the Buyers and their officers, directors, employees, Affiliates, financing sources and authorized advisors, representatives and other agents with respect to all information of any type furnished or made available to them pursuant to this Section 7.2.

Section 7.3. Consents, Approvals and Filings.

(a) The parties will each use their commercially reasonable efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by this Agreement and the other Transaction Documents, (ii) to obtain as promptly as practicable all necessary permits, Orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (iii) otherwise to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party and its Affiliates with respect to the transactions contemplated by this Agreement and the other Transaction Documents and to consummate the transactions contemplated by the Transaction Documents as promptly as practicable. In connection therewith, the parties will make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and will provide and will cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request. Each of the parties shall provide to the other parties copies of all applications or other communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof.

(b) Without limiting the generality of the foregoing, after the date hereof, the Buyers shall timely make such submissions to the New York Department of Insurance (the “NY DOI”) as have been requested by the NY DOI in connection with HLRUS’ request that the NY DOI not challenge SLD’s credit for reinsurance with respect to reinsurance ceded by SLD to HLRUS pursuant to the transactions contemplated by this Agreement. To the extent requested by the Buyers, the Sellers and the ING Companies will provide the Buyers with reasonable assistance in connection with any such submissions.

(c) Each party agrees to use commercially reasonable efforts to file with all applicable Governmental Entities any other requests for approval of the transactions contemplated by this Agreement required to be obtained by such party as promptly as practicable after the date hereof, and in any event within ten (10) calendar days after the date hereof, and all such requests shall include all required exhibits. A reasonable time prior to furnishing any written materials to any Governmental Entity in connection with the transactions contemplated by this Agreement, the party making such filing shall furnish the other parties with a copy thereof, and such other parties shall have a reasonable opportunity to provide comments thereon; provided, that the Sellers shall be entitled to redact from such copies any information provided therein that does not relate to the Acquired Business. Each party shall give to the other parties prompt written notice if it receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish such other parties with a copy thereof. Each party shall give to the other parties reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by this Agreement, and the other parties shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference.

Section 7.4. Public Announcements. The Buyers, the Sellers, the ING Companies and their respective Affiliates, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the advance approval of the other parties following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by applicable Law or by any Governmental Entity.

Section 7.5. Further Assurances. The Sellers, the Buyers and the ING Companies each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement or the other Transaction Documents, provided, however, that any such additional documents, certificates, agreements and other writings or actions must be reasonably satisfactory to each of the Sellers, the Buyers and the ING Companies, as applicable, and not impose upon any of them a material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Documents.

Section 7.6. Notification of Certain Matters. From the date hereof until the Closing Date, the Sellers shall give prompt notice to the Buyers and the ING Companies to the extent that they acquire actual Knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date; (ii) any failure of the Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence since the date of this Agreement of any event that is reasonably likely to cause or result in a Seller Material Adverse Effect; and (iv) any Litigation that has been or is threatened in writing to be, brought, asserted or commenced relating to the transactions contemplated by this Agreement or naming any Buyer as a defendant. The Buyers shall give prompt notice to the Sellers and the ING Companies to the extent that they acquire actual knowledge of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of the Buyers contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (B) any failure of the Buyers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. The ING Companies shall give prompt notice to the Buyers and the Sellers to the extent they acquire actual knowledge of (I) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of the ING Companies contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (II) any failure of the ING Companies to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 7.6 shall not affect the representations, warranties or agreements of the parties, the conditions to the performance by the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.7. Insurance.

(a) To the extent that (i) any insurance policies owned or controlled by the Sellers or any of their respective Affiliates (collectively, the “Sellers’ Insurance Policies”) cover any loss, liability, claim, damage or expense resulting from, arising out of, based upon or relating to, any Acquired Asset (the “Company Liabilities”) and resulting from, arising out of, based upon or relating to, occurrences prior to the Closing and (ii) the Sellers’ Insurance Policies permit claims to be made thereunder with respect to Company Liabilities resulting from, arising out of, based upon or relating to, occurrences prior to the Closing (the “Company Claims”), the Sellers shall cooperate in a commercially reasonable manner and shall cause their Affiliates to cooperate in a commercially reasonable manner with the Buyers in submitting Company Claims (or pursuing Company Claims previously made) on behalf of the Buyers under any Sellers’ Insurance Policies.

(b) Except as set forth in Section 7.7(a), from and after the Closing Date, the Buyers shall become solely responsible for all insurance coverage and related risk of loss with respect to the Acquired Assets.

Section 7.8. Certain Collateral Facilities.

(a) UHRL. With respect to the UHRL Transaction Documents, the Buyers, the Sellers and the ING Companies, shall use their commercially reasonable efforts to negotiate, execute and deliver, prior to the Closing Date, agreements, or amendments to agreements, with terms and conditions substantially as set forth in Exhibit R (the “UHRL Novation Documents”) hereto.

(b) Ballantyne.

(i) With respect to the Ballantyne Reinsurance Agreement, the ING Companies shall use their commercially reasonable efforts to negotiate, execute and deliver, prior to the Closing Date, agreements, or amendments to agreements, with terms and conditions consistent with the terms set forth in Exhibit S hereto.

(ii) The Buyers agree to administer the business reinsured by SLD to Ballantyne under the Ballantyne Reinsurance Agreement in accordance with the the ING-Ballantyne Administrative Services Agreement for the fee described in Section 7.8(b)(ii) of the Sellers Disclosure Letter.

(iii) The Sellers agree to reimburse SLD within ten (10) Business Days of SLD providing notice to the Sellers of payment thereof by SLD for the amount of such fees referred to in clause (ii) above.

Section 7.9. ING Facility and Related Issues.

(a) The Buyers and the ING Companies acknowledge that (i) certain of the business to be ceded under the SLDI-HLRI Reinsurance Agreement is a retrocession of XXX and AXXX business assumed by SLDI from SLD, (ii) with respect to such retrocession, SLD retrocedes a certain portion of the business to SLDI on modified coinsurance or a coinsurance funds withheld basis and SLD cedes the remaining portion of the retroceded business to SLDI on a coinsurance basis, and (iii) SLDI posts the collateral necessary for SLD to take credit on its statutory financial statements for the reserves ceded by SLD to SLDI on a coinsurance basis (such arrangement between SLD and SLDI, which is also described in Section 5.24 of the ING APA, the “ING Facility”).

(b) The ING Companies agree to continue to make the ING Facility available in the amount necessary to enable SLD to take full credit on its statutory financial statements for (i) all business retroceded from SLD to SLDI as of the Effective Time including the business that had been subject to the “HSBC II” collateral facility, and (ii) any business subject to a Ballantyne Recapture (as defined below) (the “SLD-SLDI Retroceded Business”). To the extent the ING Facility provides collateral for any SLD-SLDI Retroceded Business, the Buyers agree to pay the ING Companies, quarterly in arrears on the last Business Day of each calendar quarter, a facility fee based on the amount of the SLD-SLDI Retroceded Business covered by the ING Facility as of the end of the preceding calendar quarter (the “Covered Amount”), as follows: one hundred (100), one hundred and ten (110) and one hundred and fifteen (115) basis points (calculated on a per annum basis) multiplied by the Covered Amount for calendar years 2009, 2010 and 2011, respectively; one hundred and twenty (120) basis points (calculated on a per annum basis) multiplied by the Covered Amount for calendar years 2012 and 2013; and one hundred and twenty five (125) basis points (calculated on a per annum basis) multiplied by the Covered Amount for calendar years thereafter.

(c) With respect to the SLD-SLDI Retroceded Business ceded on a modified coinsurance basis or a coinsurance funds withheld basis, the ING Companies agree that, on the Closing Date, they will execute the Amended SLD-SLDI Agreements, which will, among other things, provide that the modified coinsurance reserves and coinsurance funds withheld reserves, as applicable for the business reinsured thereunder shall be determined by SLDI (and SLD) in the manner set forth in the Amended SLD-SLDI Agreements (the “Modco Reserve Methodology”). To the extent that the use of the Modco Reserve Methodology results in an increase in the amount of SLD-SLDI Retroceded Business being ceded on a coinsurance basis (rather than on a modified coinsurance or coinsurance funds withheld basis) compared to the amount which would have been ceded on a coinsurance basis if the modified coinsurance reserves and coinsurance funds withheld reserves were calculated based on the method used by SLDI (and SLD) prior to the Effective Time (the “Methodology Related Coinsurance Increase”), the ING Companies agree that they shall make the ING Facility available to the Buyers in the amount necessary to enable SLD to take credit on its statutory financial statements with respect to the amount by which (i) the Methodology Related Coinsurance Increase exceeds (ii) the “Funds Withheld Balance 2” (as defined in the SLDI-HLRI Reinsurance Agreement) at the time in question at the following cost: one hundred and seventy five (175) basis points (calculated on a per annum basis) multiplied by the amount by which (i) exceeds (ii).

(d) The Buyers may elect to provide SLD with reinsurance credit for the business subject to the ING Facility using one or more other facilities (each such facility, a “Buyers Facility”). Subject to the ING Companies’ review of a Buyers Facility and reasonable satisfaction that the Buyers Facility provides SLD with full reinsurance reserve credit and security comparable to the ING Facility, the ING Companies shall reasonably cooperate with the Buyers with respect to the Buyers election to transfer business from the ING Facility to a Buyers Facility, including (i) SLDI recapturing the relevant business from HLRI for no recapture fee, (ii) SLD recapturing the relevant business from SLDI, and (iii) SLD reinsuring the relevant business to HLRUS or an Affiliate under a reinsurance agreement substantially similar to the SLD- HLRUS Reinsurance Agreements identified as Item i on Exhibit H.

(e) To the extent that, in accordance with Section 7.9(d), the Buyers replace a portion of the ING Facility with a Buyers Facility, the dollar amount of the ING Facility replaced shall be referred to as a “Facility Collateral Change Amount”. The ING Companies agree to make the ING Facility available to the Buyers, in an amount equal to the Facility Collateral Change Amount, to provide credit for reinsurance to SLD with respect to any non-XXX business then reinsured pursuant to the SLD-HLRUS Reinsurance Agreements by recapturing such business from HLRUS (for no recapture fee, other than cash or assets relating to the reserves for such business) in the amount of the Facility Collateral Change Amount and receding such business to SLDI, and from SLDI to HLRI.

(f) If the Closing occurs and SLD recaptures an additional quota share of the business ceded under the Amended and Restated Indemnity Reinsurance Agreement between SLD and Ballantyne, effective as of October 1, 2008 (each such recapture, a “Ballantyne Recapture”), then the ING Companies and the Buyers agree that in connection with each Ballantyne Recapture, the Buyers shall reinsure the business subject to the Ballantyne Recapture by having (i) SLD cede such business to SLDI on terms set forth in the Amended SLD-SLDI Agreements at the time such transactions are consummated and (ii) SLDI retrocede such business to HLRI under the SLDI-HLRI Reinsurance Agreement (it being understood that the only initial payment required at the time of the transactions contemplated by clauses (i) and (ii) of this Section 7.9(f) shall be the funding of the Segregated Account in the amount required by the SLD-SLDI Reinsurance Agreements at the time such transactions are consummated). In connection with any Ballantyne Recapture, the ING Companies shall cause the Segregated Account to be funded with assets acceptable to the Buyers. The ING Companies shall provide the Buyers with prompt written notice of any Ballantyne Recapture.

Section 7.10. IBNR Trust Agreements.

(a) On the Closing Date, SRUS shall secure its obligations to SLD in respect of incurred but not yet reported claims and pending claims under the SLD-SRUS Reinsurance Agreements as of the Effective Time (the “SRUS Subject Claims”) by depositing into a trust an amount (such amount, the “SRUS IBNR Trust Required Balance”) equal to the excess of (a) its gross reserves on the reinsurance business reinsured under such agreements (without regard to any amounts ceded under retrocession agreements) over (b) ninety percent (90%) of its accrual for premiums receivable on such reinsurance business as of the Effective Time (adjusted to reflect premiums actually received and SRUS Subject Claims actually paid prior to Closing), which calculation shall be certified by a senior officer of SRUS as required by the applicable IBNR Trust Agreement. Promptly after the fifteenth (15th) and thirtieth (30th) day of each month following the Closing Date (or if such day is not a Business Day, the immediately following Business Day) until September 15, 2009 (or if such day is not a Business Day, the immediately following Business Day), SRUS (or its agent) shall calculate and deliver to the ING Companies and the trustee of such trust an updated calculation of the SRUS IBNR Required Balance, which calculation shall be certified by a senior officer of SRUS as required by the applicable IBNR Trust Agreement. On the second Business Day following the delivery of such updated calculation, (i) if the amount in such trust exceeds the updated amount of the SRUS IBNR Trust Required Balance, funds in the amount of such excess shall be disbursed to SRUS and (ii) if the amount in such trust is less than the updated amount of the SRUS IBNR Trust Required Balance, SRUS shall deposit funds in the amount of such shortfall in such trust. All funds remaining in such trust shall be released to SRUS on September 30, 2009, except to the extent that SRUS has failed to pay SRUS Subject Claims due prior to such date.

(b) On the Closing Date, SRLB shall secure its obligations to SLDI in respect of incurred but not yet reported claims and pending claims under the SLDI-SRLB Reinsurance Agreements as of the Effective Time (the “SRLB Subject Claims”) by depositing into a trust an amount (such amount, the “SRLB IBNR Trust Required Balance”) equal to the excess of (a) its gross reserves on the reinsurance business reinsured under such agreements (without regard to any amounts ceded under retrocession agreements) over (b) ninety percent (90%) of its accrual for premiums receivable on such reinsurance business as of the Effective Time (adjusted to reflect premiums actually received and SRLB Subject Claims actually paid prior to Closing) , which calculation shall be certified by a senior officer of SRLB as required by the applicable IBNR Trust Agreement. Promptly after the fifteenth (15th) and thirtieth (30th) day of each month following the Closing Date (or if such day is not a Business Day, the immediately following Business Day) until September 15, 2009 (or if such day is not a Business Day, the immediately following Business Day), SRLB (or its agent) shall calculate and deliver to the ING Companies and the trustee of such trust an updated calculation of the SRLB IBNR Required Balance, which calculation shall be certified by a senior officer of SRLB as required by the applicable IBNR Trust Agreement. On the second Business Day following the delivery of such updated calculation, (i) if the amount in such trust exceeds the updated amount of the SRLB IBNR Trust Required Balance, funds in the amount of such excess shall be disbursed to SRLB and (ii) if the amount in such trust is less than the updated amount of the SRLB IBNR Trust Required Balance, SRLB shall deposit funds in the amount of such shortfall in such trust. All funds remaining in such trust shall be released to SRLB on September 30, 2009, except to the extent that SRLB has failed to pay SRLB Subject Claims due prior to such date.

(c) At the Closing, SRUS shall enter into a trust agreement with SLD and SRLB shall enter into a trust agreement with SLDI (collectively, the “IBNR Trust Agreements”), in each case with a trustee that is reasonable acceptable to the Sellers and the ING Companies, consistent with the terms set forth in this Section 7.10, except as may otherwise be agreed in writing by the Sellers and the ING Companies. SRUS shall be entitled to designate the investment manager for the assets held under the IBNR Trust Agreements.

Section 7.11. Retrocession Agreements.

(a) Scottish Retrocession Agreements. Until December 31, 2009, the Sellers and the Buyers shall use their commercially reasonable efforts to enter into a Novation with respect to the Scottish Retrocession Agreements, on terms and conditions reasonably acceptable to the parties, so that HLRUS and HLRI, as applicable, replace SRUS and SRLB, as applicable, as the cedants under such agreements effective as of the Effective Time. Prior to any such Novation, SRUS and SRLB agree to exercise any recapture rights under the Scottish Retrocession Agreements at the Buyers’ direction.

(b) ING Retrocession Agreements.

(i) Until December 31, 2009 (or until the Assessment Date if the Sellers have not received executed Novations from participants representing 90% or more of the Retrocession Net Amount at Risk by the Assessment Date), the Sellers, the Buyers and the ING Companies shall use their commercially reasonable efforts to enter into a Novation with respect to the ING Retrocession Agreements, as soon as practical by the dates set forth in Sections 2.3(a) and (b), by letter agreement or otherwise, so that the retrocessionaires agree that HLRUS and HLRI, as applicable, replace SLD and SLDI, as applicable, as the cedants under such agreements effective as of the Effective Time. Prior to any such Novation, the ING Companies agree to exercise any recapture rights under the ING Retrocession Agreements at the Buyers’ direction.

(ii) To the extent the Sellers, the ING Companies and their respective affiliates are retrocessionaires under the ING Retrocession Agreements described in Section 7.11(b)(i), each of the Sellers and the ING Companies shall, and shall cause their Affiliates to, agree to the novation described therein on or prior to the Closing Date.

Section 7.12. Employee Matters.

(a) As of the date of this Agreement, the Sellers have made reasonable efforts to obtain from each Business Employee as soon as practicable consent to release to HLRUS or its Affiliate all information (the “Employee Information”) reasonably requested by HLRUS or its Affiliate in writing about such Business Employees in order for HLRUS or an Affiliate of HLRUS to decide to whom HLRUS or such Affiliate will offer employment, subject, in each case, to any restrictions on the provision of such information under applicable Law. The Sellers shall make substantially all the Employee Information available to HLRUS or its Affiliate within five (5) calendar days after the date of this Agreement or, with respect to any specific Business Employee, as soon as reasonably practical after the Sellers obtain the Business Employee’s consent, if later. The Sellers shall permit HLRUS or an Affiliate of HLRUS to have reasonable access to the Business Employees beginning on the date of this Agreement, including, but not limited to, access to the Business Employees for the purpose of conducting interviews. No later than February 11, 2009, HLRUS or an Affiliate of HLRUS shall identify and provide to the Sellers a written list of the Business Employees to whom HLRUS or an Affiliate of HLRUS will definitely offer employment effective as of the Closing Date. Each such offer of employment to a Business Employee shall be for a position, provide for compensation, and require presence at a jobsite, as determined in the sole discretion of HLRUS or its Affiliate and communicated in writing to the Business Employee. The Sellers agree to cooperate with HLRUS or an Affiliate of HLRUS in its efforts to hire such Business Employees; provided that notwithstanding the foregoing the Sellers and their Affiliates shall be permitted to offer continued employment to any such Business Employee if the Sellers or their Affiliates reasonably require the services of such person following the Closing. Business Employees who become employed by HLRUS or by an Affiliate of HLRUS in connection with the transactions contemplated by this Agreement shall be referred to herein as “Transferred Employees.” The Buyers shall have no liability or responsibility for, and the Sellers shall have sole liability and responsibility for, any and all severance pay and other employment termination obligations for all Business Employees and prior to the date on which any Transferred Employee becomes an employee of any Buyer hereunder, Transferred Employees to the extent such obligations relate to termination of employment with the Sellers. Nothing in this Section 7.12(a) is intended to or shall require the Buyers or their Affiliates to employ or continue to employ any employee for any period of time or to continue to maintain any term or condition of employment, including, without limitation, the position, title, compensation, location or employer, with respect to any such employee or otherwise to treat any such employee on any basis other than as an employee-at-will.

(b) From and after the Closing Date, except as otherwise specified in this Section 7.12, each Transferred Employee shall be eligible to participate in all employee benefit plans, programs, policies and arrangements of HLRUS or its Affiliate, as applicable, on the same basis as similarly situated employees of HLRUS or its Affiliate, as applicable. For the avoidance of doubt, the determination of whether employees are similarly situated will take into account the total mix of characteristics of each employee’s position, including, without limitation, job title, level of responsibility and rate of compensation. Service by the Transferred Employees with the Sellers shall be recognized under each benefit plan, program or arrangement established, maintained or contributed to by the Buyers or any of their Affiliates after the Closing Date for the benefit of the Transferred Employees, for purposes of eligibility to participate, eligibility for early retirement, vesting, and the amount or level of benefits under any vacation, disability, sick pay or severance plan, but in no event shall such service prior to the Closing Date be required to be taken into account in determining the accrual of benefits under any defined benefit pension plan.

(c) Any Transferred Employee whose employment is terminated for any reason other than for cause after the Closing Date shall be treated in the same manner as similarly situated employees of HLRUS or its Affiliate, as applicable, with respect to such termination.

(d) HLRUS or its Affiliate shall, or shall cause the applicable entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan (within the meaning of Section 3(1) of ERISA) in which such Transferred Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Business Employees and that have not been satisfied as of the Closing Date under any such welfare plan under which the Business Employees are covered immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date(and during the then current plan year of the applicable Buyer welfare plan) in satisfying any applicable deductible or out-of-pocket requirements under any such welfare plans that such Transferred Employees are eligible to participate in after the Closing Date.

(e) The Sellers shall be solely responsible for providing required notices under COBRA to any M&A Qualified Beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A 4) and the Sellers shall provide or cause to be provided continuation coverage under COBRA to such individuals. The Sellers agree to indemnify, defend and hold the Buyers and their Affiliates harmless from and against any and all liabilities, losses, claims, demands, costs, expenses (including, without limitation, actual attorneys’ fees, expenses and costs) and any other liability that the Buyers or their Affiliates may incur as a result of either the Sellers’ failure to provide the required COBRA continuation notice or coverage to M&A Qualified Beneficiaries. With respect to any Transferred Employee who has a “qualifying event” (as that term is defined in Code Section 4980 B(f)(3)) after the Closing Date, HLRUS or its Affiliate shall be solely responsible for any required COBRA continuation coverage under the group health plan maintained by HLRUS or its Affiliate in which such Transferred Employee participated at the time of termination.

(f) The Sellers shall retain all liabilities under or relating to any liability or obligation arising under or relating to (i) any Employee Benefit Plan established, maintained, sponsored or contributed to by either the Sellers or their Affiliates, including, without limitation, the Scottish Re Group Limited Stock Option Plan, and (ii) any obligation to pay salaries, wages and bonuses (including any amounts owed with respect any retention or stay bonus programs or agreement) to the Business Employees, other than the obligation to pay salaries, wages and bonuses to Transferred Employees with respect to periods following the Closing Date. Neither the Sellers nor any of their Affiliates shall assume any liability or obligation arising under or relating to any Employee Benefit Plan established, maintained, sponsored or contributed to by the Buyers or any of their Affiliates. The Buyers shall not assume the sponsorship of, maintain, or otherwise be deemed to be responsible for any liability arising from any Employee Benefit Plan established, maintained, sponsored, or contributed to by the Sellers or their Affiliates for the benefit of any employee, including any Transferred Employee.

(g) From and after the Closing Date, the Sellers and the Buyers shall cooperate to ensure an orderly transition of the Transferred Employees.

(h) The Sellers shall be responsible for providing any notification that may be required under WARN with respect to the Business Employees to the extent such obligation arises prior to the Closing Date. From and after the Closing Date, HLRUS or its Affiliate shall be responsible for providing any notification that may be required under WARN with respect to its employees, including the Transferred Employees.

Section 7.13. Expenses. Except as otherwise specifically provided in this Agreement or the other Transaction Documents, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all fees and expenses of their advisers.

Section 7.14. Books and Records. Prior to the Closing Date, the Sellers shall cause all Books and Records to be maintained in the ordinary course consistent with past practices and applicable Law. On or prior to the Closing Date, the Sellers shall deliver to the Buyers all Books and Records and, if (at any time after the Closing) the Sellers discover in their possession or under its control any other Books and Records, it shall promptly deliver such Books and Records to the Buyers; provided, that (i) any Books and Records that relate primarily to Excluded Liabilities shall be maintained by the Sellers, and copies shall be delivered to the Buyers on or prior to the Closing Date of the portions of such Books and Records relating to the Acquired Business and (ii) the Sellers may retain a copy of any portion of the Books and Records relating to the Excluded Liabilities; provided further, that the Buyers and the Sellers shall provide reasonable access to the other party to the Books and Records that it retains.

Section 7.15. Noncompetition; Nonsolicitation.

(a) Except for the continuation of the Sellers’ U.S. mortality risk reinsurance business that is not part of the Acquired Business, in the ordinary course, consistent with its current practice, the Parent agrees for a period of twelve (12) months after the Closing Date to refrain, and to cause its Subsidiaries to refrain (but only for such time as such companies remain Subsidiaries of the Parent), from engaging (for its own account or for the benefit of any other Person), directly or indirectly, as a principal, agent or employee, solely or jointly with others, or as stockholder or other owner in or of any Person, in any business that competes with the Acquired Business in the U.S. mortality risk reinsurance business in the Territory; provided, that this Section 7.15(a) shall immediately terminate and Parent and its Subsidiaries shall have no further obligation hereunder upon a Change of Control of Parent. For purposes of this Section 7.15, “Territory” means the United States of America and its territories, and, if any, the foreign countries in which the Sellers write life reinsurance business based on United States lives as of the Closing Date.

(b) The Parent agrees for a period of two (2) years after the Closing Date to refrain, and to cause its Subsidiaries to refrain, from, directly or indirectly, soliciting or attempting to employ or contract with, or employing or contracting with, any Transferred Employee while such Transferred Employee is an employee of any Buyer. Notwithstanding the foregoing, the Sellers shall not be prevented from hiring any Transferred Employee who contacts it on his or her own initiative without any direct or indirect solicitation by the Sellers, their Affiliates or their agents (other than though general solicitations in industry journals, newspapers or similar publications or through use of a search firm or similar agency that has not been directed by the Sellers to contact such person or the Transferred Employees generally).

(c) If any provisions contained in this Section 7.15 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.15, but this Section 7.15 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.15 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

(d) The Parent specifically agrees that the covenants contained in this Section 7.15 are an integral part of the inducement of the Buyers to enter into this Agreement, that any damage caused to the Buyers or any of their Affiliates by reason of the breach by the Parent or any of its Affiliates of this Section 7.15 would cause irreparable harm that could not be adequately compensated for in monetary damages alone and that the Buyers (or their successors or assigns) will be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by the Parent or any of its Affiliates of any provision of this Section 7.15 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by the Buyers in this Section 7.15 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) will be cumulative and concurrent.

Section 7.16. Financial Statements. From the date hereof through the Closing Date, to the extent that SRUS, SRLB or SRD is required by applicable Law to prepare any statutory financial statements and file such statements with an Insurance Regulator, the Sellers shall make true and correct copies of all such statements available to the Buyers promptly after filing with the applicable Insurance Regulator (any such financial statements, the “Interim Period Financial Statements”).

Section 7.17. Use of Names.

(a) Notwithstanding any inference contained herein or prior course of conduct to the contrary, except as contemplated by the Scottish Re Administrative Services Agreement, and as necessary with respect to novations and clarifications contemplated by Section 7.11, in no event shall the Buyers or any of their Affiliates have any right to use, nor shall the Buyers or any of their Affiliates use, any corporate name or acronym of the Sellers, or any of their Affiliates in any jurisdiction, or any registered or unregistered trademark, trade name, service mark, domain name or URL or any application or registration therefore, owned by, licensed to or used by the Parent or any of its Affiliates or any other name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to any of the foregoing (collectively, the “Parent Marks”).

(b) The Buyers acknowledge that any damage caused to the Parent, or any of their Affiliates by reason of the breach by the Buyers, or any of their respective Affiliates of this Section 7.17 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, the Buyers agrees that, in addition to any other remedies, at law or otherwise, the Parent, and any of their respective Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation of this Section 7.17.

Section 7.18. Data Room Documents. On or before Closing, the Sellers shall deliver to the Buyers non-password protected electronic copies of all documents in the Data Room included in the Books and Records as of the date of this Agreement, which shall not include any documents that do not relate to the Acquired Business, in a format readable without the use of passwords or access to any document software besides Microsoft Word, Microsoft Excel and Adobe Acrobat.

Section 7.19. Leases.

(a) Denver. With respect to the office space currently leased by SHI at 1290 Broadway, Denver, Colorado 80203, SHI shall assign the lease to HLRUS or its designee as of the Closing Date (the “Denver Lease Assignment”), which assignment shall be on terms substantially similar to the lease currently in effect for such office space and shall provide that liabilities in respect of such lease shall begin to accrue to the assignee upon such assignment.

(b) Charlotte. With respect to the office space currently leased by SHI and SRUS at the Simmons Building, 13840 Ballantyne Corporate Place, Charlotte, NC 28277, the Sellers and the Buyers shall amend the current lease so that as of the Closing Date: (i) SHI and SRUS continue as the tenant with respect to the third and fifth floors but terminate their lease with respect to the fourth floor, and (ii) HLRUS or its designee becomes the tenant with respect to the fourth floor and enters into a new lease with the landlord for the fourth floor, or if SHI and SRUS are unable to effect such termination and such new lease using commercially reasonable efforts, SHI and SRUS shall sublease the fourth floor to HLRUS or its designee (the foregoing, collectively, the “Charlotte Lease Amendments”), which amendments and/or new lease shall be on terms substantially similar to the lease currently in effect for such office space, after giving effect to the pro rata portion of such office space to be leased by the Buyers.

(c) The Sellers shall assign that certain License Agreement for an Executive Suite, dated as of September 22, 1999, between the Sellers and Stadium Management Company, LLC to HLRUS or its designee as of the Closing Date.

Section 7.20. Restricted Payments. For a period of twelve (12) months following the Closing Date, the Parent shall not make any payment or distribution to the holders of the Investor Shares in their capacity as such or in respect of the Investor Shares.

Section 7.21. Commercially Reasonable Efforts. Each party to this Agreement agrees to use its commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be necessary or advisable, or as shall be reasonably requested by any other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents.

Section 7.22. Post Closing Transfers of Assets. For a period of twelve (12) months following the Closing Date, if the Buyers discover a need for any asset of the Sellers, which was not included among the Acquired Assets and is owned by the Sellers at the time that the Buyers make a request for the asset under this Section 7.22, or the Sellers discover a need for any asset included in the Acquired Assets, which is owned by the Buyers at the time the Sellers make a request for the asset under this Section 7.22, the party discovering the need for such an asset (the “Requesting Party”) may request the transfer of such asset by the other party (the “Responding Party”); provided, that the fair market value of such asset shall not exceed $20,000 and the aggregate fair market value of all assets transferred under this Section 7.22 to such Requesting Party shall not exceed $100,000. The Responding Party shall not unreasonably withhold, condition or delay its consent to such a transfer; provided, that such Responding Party shall not be deemed to be unreasonably withholding its consent in the event that, at the time it receives the request, it is using the asset, has a good faith expectation that it will use such asset in the future, or has agreed to sell such asset to a third party, in each case at the time it receives the request. If consent is granted, such Responding Party shall promptly transfer or cause its Affiliate to transfer such asset to the Requesting Party, on an “as is” basis, at no cost to the Requesting Party.

Section 7.23. Industry Risk Retrocession Agreements. The Buyers, the Sellers and the ING Companies shall negotiate mutually agreeable agreements to effect the novation of the Industry Risk Retrocession Agreements from the Sellers to the Buyers, which agreements shall be entered into on the Closing Date (the “Novated Industry Risk Retrocession Agreements”). Such agreements will include provisions permitting the Buyers to (i) effect a single recapture of any or all of the risk ceded thereunder without the payment of any recapture fee or penalty at any time prior to December 31, 2009 and (ii) effect a recapture on any date within 90 days of the Buyers’ increasing their reinsurance retention limit; provided, that if the Buyers elect to recapture any of such risk they shall recapture all such risk except to the extent they are prevented from doing so by retention limits generally applicable to the Buyers and their Affiliates, and the Buyers shall provide to the ING Companies certifications of their appointed actuaries or senior officers to that effect.

Section 7.24. OM Treaties. From and after the Closing Date until December 31, 2009, the Buyers agree to use commercially reasonable efforts to effect the recapture of the OM Treaties. The Buyers, the Sellers and the ING Companies agree that from and after the Closing Date, neither the Buyers nor the Sellers shall have any liabilities or obligations in respect of any obligation to pay any portion of any investment income under the OM Treaties, as contemplated by paragraph G of the ING Letter Agreement. In all other respects, however, the ING Companies and the Buyers shall treat the matters addressed in such paragraph G as described therein. For the avoidance of doubt, except as explicitly set forth above, the Buyers shall have no obligations under the ING Letter Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereby and the other actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Governmental Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated by the Transaction Documents by the Sellers, the Buyers, and the ING Companies as set forth in Sections 3.3 and 4.3 of the Sellers Disclosure Letter, Section 5.3 of the Buyers Disclosure Letter and Section 6.3 of the ING Companies Disclosure Letter shall have been made or obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity preventing the consummation of any of the transactions contemplated by the Transaction Documents shall be in effect or have the effect of making any of the transactions contemplated hereby illegal or otherwise prohibiting its consummation. No action shall have been instituted by a Governmental Entity and, at what would otherwise have been the Closing Date, remain pending before a Governmental Entity to restrain or prohibit or otherwise challenge the performance of the obligations of the parties hereto, nor shall any Governmental Entity have notified any party to this Agreement that the consummation of the transactions contemplated hereby would constitute a violation of Law and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby, to force divestiture if the same is consummated or to materially modify the terms or results of the transactions contemplated hereby unless such Governmental Entity shall have withdrawn such notice, or has otherwise indicated in writing that it will not take any action, prior to what would otherwise have been the Closing Date.

(c) Collateral Facilities. The transactions contemplated by Section 7.8(a)(with respect to UHRL) shall have been completed, which completion shall include (i) the receipt of any third party consents required therefor, (ii) the termination of the Security Trust Agreement associated with the UHRL transaction and (iii) the release of the assets held pursuant to such Security Trust Agreement to the Sellers.

(d) Novation of Certain Treaties. Each of Sun Life Assurance Company of Canada and Manulife Insurance Company and any applicable affiliates thereof (each a “Required Novating Reinsurer”) will have entered into (i) a letter of intent on terms reasonably acceptable to the parties hereto with one or more Affiliates of each of SLD, SRUS and HLRUS providing for the Novation of the ING Retrocession Agreements to which such Required Novating Reinsurer is a party (provided that for purposes of this clause (i), ING Retrocession Agreements shall include only those ING Retrocession Agreements that are excess retrocession agreements) and (ii) a letter of intent on terms reasonably acceptable to the Buyers and the Sellers with one or more Affiliates of each of SRUS and HLRUS providing for the Novation of the Scottish Retrocession Agreements to which such Required Novating Reinsurer is a party with respect to the Reinsured Liabilities reinsured thereunder.

Section 8.2. Conditions to Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated hereby and the other actions to be taken at the Closing are further subject to the satisfaction, or waiver by the Buyers, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers and the ING Companies set forth in Articles III and VI of this Agreement, respectively (i) that are not qualified as to materiality or a Seller Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) that are qualified as to materiality or a Seller Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable, shall be true and correct in all respects (without giving effect to such materiality or a Seller Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable, qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date without giving effect to such materiality or a Seller Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable, qualifications) except to the extent, in the aggregate, breaches of such representations and warranties described in this clause (ii) do not have a Seller Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable; provided, that the representations and warranties of the Sellers set forth in the first sentence of Section 3.1 and Section 3.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and the Buyers shall have received certificates signed, respectively, (A) on behalf of each Seller by an executive officer of Parent to the effect set forth in this paragraph, and (B) on behalf of each of the ING Companies by an executive officer of each of the ING Companies to the effect set forth in this paragraph.

(b) Performance of Obligations of the Sellers and the ING Companies. The Sellers and the ING Companies shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and the Buyers shall have received certificates signed, respectively, (i) on behalf of the Sellers by an executive officer of the Parent to such effect, and (ii) on behalf of each of the ING Companies by an executive officer of each ING Company to such effect.

(c) No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually and in the aggregate, has had or would have a Seller Material Adverse Effect or an ING Companies Material Adverse Effect.

(d) New York Department of Insurance. The NY DOI shall not have advised HLRUS, formally or informally, that HLRUS will not be accredited as a reinsurer in New York for purposes of reinsurance ceded by SLD to HLRUS pursuant to the transactions contemplated by this Agreement.

(e) Transaction Documents. The Sellers shall have executed and delivered to the Buyers counterparts of each of the Transaction Documents to which it or an Affiliate is a party. Also, each of the ING Companies shall have executed and delivered to the Buyers counterparts of each of the Transaction Documents to which it is a party.

(f) Corporate Actions. All necessary corporate actions of the Sellers and the ING Companies in connection with the transactions contemplated by the Transaction Documents shall have been taken, and all such corporate actions of the Sellers and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyers, and the Buyers shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

(g) Ballantyne. The transactions contemplated by Section 7.8(b)(i) (with respect to Ballantyne) shall have been completed, including obtaining any third party consents required therefore.

(h) Retrocession Agreements. The transactions contemplated by Section 7.11(b)(ii) shall have been completed, on the terms and conditions reasonably satisfactory to the Buyer.

(i) Leases. All required consents from the landlords or other Persons with respect to the Denver Lease Assignment and the Charlotte Lease Amendments have been obtained.

Section 8.3. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby and the other actions to be taken at the Closing are further subject to the satisfaction, or waiver by the Sellers, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyers and the ING Companies set forth in Articles V and VI of this Agreement, respectively (i) that are not qualified as to materiality or a Buyer Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) that are qualified as to materiality or a Buyer Material Adverse Effect or an ING Companies Material Adverse Effect, as applicable, shall be true and correct in all respects (without giving effect to such materiality or Buyer Material Adverse Effect or ING Companies Material Adverse Effect, as applicable, qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date without giving effect to such materiality or Buyer Material Adverse Effect or ING Companies Material Adverse Effect, as applicable, qualifications) except to the extent, in the aggregate, breaches of such representations and warranties described in this clause (ii) do not have a Buyer Material Adverse Effect or ING Companies Material Adverse Effect, as applicable; and the Parent shall have received certificates signed, respectively, (A) on behalf of each Buyer by an executive officer of each Buyer to the effect set forth in this paragraph, and (B) on behalf of each of the ING Companies by an executive officer of each of the ING Companies to the effect set forth in this paragraph.

(b) Performance of Obligations of the Buyers and the ING Companies. The Buyers and the ING Companies shall have performed or complied with in all material respects all their respective obligations, agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and the Parent shall have received certificates signed, respectively, (i) on behalf of each Buyer by an executive officer of each Buyer to such effect, and (ii) on behalf of each of the ING Companies by an executive officer of each of the ING Companies to such effect.

(c) Transaction Documents. Each Buyer shall have executed and delivered to the Sellers counterparts of each of the Transaction Documents to which it or an Affiliate is a party. Also, each of the ING Companies shall have executed and delivered to the Sellers counterparts of each of the Transaction Documents to which it or an Affiliate is a party.

(d) Corporate Authority. All necessary corporate actions of the Buyers and the ING Companies in connection with the transactions contemplated by the Transaction Documents shall have been taken, and all such corporate actions of the Buyers and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Sellers, and the Sellers shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably required.

(e) Recapture of Certain Liabilities. Prior to or concurrent with the Closing, SRUS shall have recaptured all reinsured liabilities under, and terminated, that certain Yearly Renewable Term Reinsurance Agreement between SRUS and London Life Reinsurance Company, dated as of October 1, 2006, as amended.

Section 8.4. Conditions to Obligations of the ING Companies. The obligations of the ING Companies to consummate the transactions contemplated hereby and the other actions to be taken at the Closing are further subject to the satisfaction, or waiver by the ING Companies, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyers and the Sellers set forth in Articles IV and V of this Agreement, respectively (i) that are not qualified as to materiality or a Buyer Material Adverse Effect or a Seller Material Adverse Effect, as applicable, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) that are qualified as to materiality or a Buyer Material Adverse Effect or a Seller Material Adverse Effect, as applicable, shall be true and correct in all respects (without giving effect to such materiality or Buyer Material Adverse Effect or Seller Material Adverse Effect, as applicable, qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date without giving effect to such materiality or Buyer Material Adverse Effect or Seller Material Adverse Effect, as applicable, qualifications) except to the extent, in the aggregate, breaches of such representations and warranties described in this clause (ii) do not have a Buyer Material Adverse Effect or Seller Material Adverse Effect, as applicable; and the Parent shall have received certificates signed, respectively, (A) on behalf of each Buyer by an executive officer of each Buyer to the effect set forth in this paragraph, and (B) on behalf of each Seller by an executive officer of the Parent to the effect set forth in this paragraph.

(b) Performance of Obligations of the Buyers and the Sellers. The Buyers and the Sellers shall have performed or complied with in all material respects all their respective obligations, agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and the ING Companies shall have received certificates signed, respectively, (i) on behalf of each Buyer by an executive officer of each Buyer to such effect, and (ii) on behalf of each Seller by an executive officer of the Parent to such effect.

(c) Transaction Documents. Each Buyer shall have executed and delivered to the ING Companies counterparts of each of the Transaction Documents to which it or an Affiliate is a party. Also, each Seller shall have executed and delivered to the ING Companies counterparts of each of the Transaction Documents to which it or an Affiliate is a party.

(d) Corporate Authority. All necessary corporate actions of the Buyers and the Sellers in connection with the transactions contemplated by the Transaction Documents shall have been taken, and all such corporate actions of the Buyers and the Sellers and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the ING Companies, and the ING Companies shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably required.

(e) New York Department of Insurance. The NY DOI shall not have advised SLD, formally or informally, that the NY DOI will not permit SLD to take reinsurance reserve credit for the business ceded to HLRUS pursuant to the SLD-HLRUS Reinsurance Agreement.

ARTICLE IX

TERMINATION PRIOR TO CLOSING

Section 9.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Sellers, the Buyers and the ING Companies;

(b) by the Sellers, the Buyers or the ING Companies, if there shall be any Order of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such Order shall have become final and nonappealable;

(c) by the Sellers or the Buyers or the ING Companies, if the Closing has not occurred on or prior to March 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such party has failed to fulfill any obligation under this Agreement and such failure has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(d) by the Buyers, in the event of any breach by the Sellers or the ING Companies of any of the Sellers’ or the ING Companies’ respective agreements, representations or warranties contained herein that (i) would reasonably be expected to result in the failure of a condition set forth in Section 8.2 to be satisfied, and (ii) cannot be or has not been cured by the earlier of: (x) the thirtieth (30th) calendar day following receipt by the Sellers or the ING Companies, as applicable, of written notice from the Buyers of such breach, or (y) the Outside Date; or

(e) by the Sellers, in the event of any breach by the Buyers or the ING Companies of any of the Buyers’ or the ING Companies’ respective agreements, representations or warranties contained herein that (i) would reasonably be expected to result in the failure of a condition set forth in Section 8.3 to be satisfied and (ii) cannot be or has not been cured by the earlier of: (x) the thirtieth (30th) calendar day following receipt by the Buyers or the ING Companies, as applicable, of written notice from the Sellers of such breach, or (y) the Outside Date; or

(f) by the ING Companies, in the event of a breach by the Buyers or the Sellers of any of the Buyers’ or the Sellers’ respective agreements, representations or warranties contained herein that (i) would reasonably be expected to result in the failure of a condition set forth in Section 8.4 to be satisfied and (ii) cannot be or has not been cured by the earlier of: (x) the thirtieth (30th) calendar day following receipt by the Buyers or the Sellers, as applicable, of written notice from the ING Companies of such breach, or (y) the Outside Date.

Section 9.2. Procedure Upon Termination and Consequences. Either the Buyers , the Sellers or the ING Companies may terminate this Agreement when permitted pursuant to Section 9.1 by delivering written notice of such termination to the other parties, and such termination shall be effective upon delivery of such notice in accordance with Section 11.2. If this Agreement is terminated as provided herein, (a) the Buyers (and their respective agents and representatives) shall return to the Sellers all documents, and other material obtained from the Sellers that constitutes confidential information under the Confidentiality Agreement, whether obtained before or after the execution hereof, (b) such termination shall not in any way limit the rights and remedies of any party against any other party which has breached any of the representations, warranties, covenants, agreements or other provisions of this Agreement prior to its termination, and (c) Section 7.14, Section 9.2, Article XI and the Confidentiality Agreement, including with respect to information that is subject to the Confidentiality Agreement pursuant to this Agreement, shall survive the termination of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of twelve (12) months following the Closing Date provided, however, that the representations and warranties made in Sections 3.2, 3.12, 4.2, 5.2 and 6.2 shall survive the Closing indefinitely; The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for any shorter period expressly specified therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.2. Indemnification by the Parent. From and after the Closing, the Parent shall defend, indemnify and hold harmless the Buyers, their Affiliates, member, partners, directors, shareholders and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability, and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation), whether or not involving a third party claim, but excluding consequential damages other than out-of-pocket damages resulting from the payment of consequential damages to a third party pursuant to a final judgment (collectively, “Losses”), resulting from or arising out of:

(a) any inaccuracy in or breach of any representation or warranty when made or deemed made by any Seller in or pursuant to this Agreement or any Transaction Document (other than the Scottish Re Administrative Services Agreement and the Transition Services Agreement);

(b) any failure of any Seller to perform any covenant or agreement under this Agreement or any Transaction Document (other than the Scottish Re Administrative Services Agreement and the Transition Services Agreement);

(c) any Excluded Liabilities;

(d) any matter relating to or arising from any Employee Benefit Plan established, maintained, sponsored, or contributed to by either the Parent or its Affiliates; or

(e) any infringement by any third party of the Seller Intellectual Property that is pending as of the Closing Date or that arises with respect to events occurring prior to the Closing Date.

Section 10.3. Indemnification by the Buyer. From and after the Closing, the Buyers shall defend, indemnify and hold harmless the Sellers and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made or deemed made by the Buyers in or pursuant to this Agreement or any Transaction Document (other than the Scottish Re Administrative Services Agreement and the Transition Services Agreement), (b) any failure of the Buyers to perform any covenant or agreement under this Agreement or any Transaction Document (other than the Scottish Re Administrative Services Agreement and the Transition Services Agreement) or (c) any Assumed Liabilities.

Section 10.4. Certain Limitations on Indemnification.

(a) After the Closing, except with respect to Losses (x) arising out of inaccuracies in or breaches of the representations and warranties contained in the first sentence of Section 3.1, and Section 3.2, or (y) arising out of fraud, bad faith, intentional misrepresentation or intentional omission by the Sellers, the Parent shall not be required to indemnify the Buyer Indemnitees for Losses under Section 10.2(a), (i) until the aggregate amount of all such Losses exceeds $5,000,000 (the “Threshold”), in which event the Parent shall be responsible for all Losses from the first dollar of such Losses, whether or not in excess of the Threshold or (ii) for Losses in the aggregate in excess of $75,000,000 (the “Indemnity Cap”).

(b) After the Closing, except with respect to Losses arising out of (x) inaccuracies in or breaches of the representations and warranties contained in the first sentence of Section 5.1, and Section 5.2, or (y) fraud, bad faith, intentional misrepresentation or intentional omission by the Buyers, the Buyers shall not be required to indemnify the Seller Indemnitees for Losses under Section 10.3(a), (i) until the aggregate amount of all such Losses exceeds the Threshold, in which event the Buyers shall be responsible for all Losses, whether or not in excess of the Threshold from the first dollar of such Losses, or (ii) for Losses in excess of the Indemnity Cap.

(c) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach except as expressly provided herein.

(d) The indemnities provided for in this Article X shall be the sole and exclusive remedy of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of the Sellers or the Buyers, respectively, herein or any other breach of this Agreement; provided, that nothing herein shall limit in any way any such party’s remedies in respect of fraud, bad faith, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby. For the avoidance of doubt, this Article X shall not limit any remedies of any party for any breach of this Agreement by any other party in the event that there is not a Closing.

(e) No party to this Agreement (or any of its Affiliates) (including, for the avoidance of doubt, the ING Companies) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive, exemplary or special damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third Party Claim (as defined below).

(f) To the extent that any Losses for which indemnification is sought from the Sellers pursuant to this Article X result from actions or the failure to take action by the Sellers or any of their Subsidiaries that the Buyers caused the Sellers or such Subsidiary to take or fail to take, directly or indirectly, the Sellers shall not be required to provide any indemnity for such Losses.

(g) For purposes of determining the amount of Losses to be indemnified pursuant to this Article X (but not for purposes of determining whether an inaccuracy in or breach of any representation or warranty has occurred), any inaccuracy in or breach of any representation or warranty (other than the representation and warranty contained in Section 3.7) shall be determined without regard to any materiality, Seller Material Adverse Effect, or similar qualification contained in or otherwise applicable to such representation or warranty.

(h) To the extent that a Buyer Indemnitee or a Seller Indemnitee has received payment in respect of a Loss pursuant to the provisions of another Transaction Document such Indemnitee shall not be entitled to indemnification for such Loss under this Agreement (including pursuant to Section 10.6), but only to the extent of such payment.

Section 10.5. Third Party Claim Procedures. In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided, that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party, (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim, or (iii) would restrict such Indemnified Party’s ability to conduct its business in the ordinary course or would otherwise have a materially adverse impact on the business of the Indemnified Party. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Parent or any of its Subsidiaries to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In any event, the Sellers and the Buyers shall cooperate in the defense of any Third Party Claim subject to this Article X and the records of each shall be reasonably available to the other with respect to such defense.

Section 10.6. Additional Indemnification Obligations.

(a) Indemnification by the Buyers. From and after the Closing, the Buyers shall defend, indemnify and hold harmless the ING Companies and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “ING Indemnitees”) from and against, and pay or reimburse the ING Indemnitees for, any and all Losses resulting from or arising out of any inaccuracy in or breach of any representation or warranty made or deemed made by the Buyers in or pursuant to Sections 5.1 through 5.5 of this Agreement.

(b) Indemnification by the Parent. From and after the Closing, the Parent shall defend, indemnify and hold harmless the ING Indemnitees from and against, and pay or reimburse the ING Indemnitees for, any and all Losses resulting from or arising out of any inaccuracy in or breach of any representation or warranty made or deemed made by any Seller in or pursuant to Article IV of this Agreement.

(c) Indemnification by the ING Companies. From and after the Closing, the ING Companies shall defend, indemnify and hold harmless the Buyer Indemnities and the Seller Indemnitees from and against, and pay or reimburse the Buyer Indemnitees or Seller Indemnitees, as applicable, for, any and all Losses resulting from or arising out of any inaccuracy in or breach of any representation or warranty made or deemed made by the ING Companies in or pursuant to Article VI of this Agreement.

(d) Limitations on Indemnification. Except with respect to Losses arising out of (x) inaccuracies in or breaches of the representations and warranties contained in the first sentence of Sections 4.1 or 4.2 in the case of the Parent, or Sections 5.1 or 5.2 in the case of the Buyers, or Sections 6.1 or 6.2 in the case of the ING Companies, or (y) fraud, bad faith, intentional misrepresentation or intentional omission by the Sellers, the Buyers or the ING Companies:

(i) The Buyers shall not be required to indemnify the ING Indemnitees for Losses under Section 10.6(a) until the aggregate amount of such Losses exceeds $100,000, in which event the Buyers shall be responsible for all Losses from the first dollar of such Losses, whether or not in excess such amount. In addition, the Buyers shall not be required to indemnify the ING Indemnitees for Losses under Section 10.6(a) for Losses in the aggregate in excess of $5,000,000.

(ii) The Parent shall not be required to indemnify the ING Indemnitees for Losses under Section 10.6(b) until the aggregate amount of such Losses exceeds $100,000, in which event the Parent shall be responsible for all Losses from the first dollar of such Losses, whether or not in excess such amount. In addition, the Parent shall not be required to indemnify the ING Indemnitees for Losses under Section 10.6(b) for Losses in the aggregate in excess of $5,000,000.

(iii) The ING Companies shall not be required to indemnify the Buyer Indemnitees or the Seller Indemnitees for Losses under Section 10.6(c) until the aggregate amount of such Losses for the Buyer Indemnitees or the Seller Indemnitees, as applicable, exceeds $100,000, in which event the ING Companies shall be responsible to the Buyer Indemnitees or the Seller Indemnitees, as applicable, for all Losses from the first dollar of such Losses, whether or not in excess such amount. In addition, the ING Companies shall not be required to indemnify the Buyer Indemnitees for Losses under Section 10.6(c) for Losses in the aggregate in excess of $5,000,000, and the ING Companies shall not be required to indemnify the Seller Indemnitees for Losses under Section 10.6(c) for Losses in the aggregate in excess of $5,000,000.

(e) The indemnities provided for in this Section 10.6 shall be the sole and exclusive remedy of the ING Indemnitees, after the Closing, for any inaccuracy of any representation or warranty of the Sellers or the Buyers in this Agreement; provided, that nothing herein shall limit in any way the ING Companies’ remedies in respect of fraud, bad faith, intentional misrepresentation or omission or intentional misconduct by the Buyers or the Sellers in connection with the transactions contemplated hereby.

(f) The indemnities provided for in this Section 10.6 shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees, after the Closing, for any inaccuracy of any representation or warranty of the ING Companies in this Agreement; provided, that nothing herein shall limit in any way the Buyers’ or the Sellers’ remedies in respect of fraud, bad faith, intentional misrepresentation or omission or intentional misconduct by the ING Companies in connection with the transactions contemplated hereby.

(g) For the avoidance of doubt, this Section 10.6 shall not limit any remedies of any party (i) for any breach of this Agreement by any other party in the event that there is not a Closing or (ii) for any breach of any other agreement entered into in connection with this Agreement.

(h) For purposes of determining the amount of Losses to be indemnified pursuant to this Section 10.6 (but not for purposes of determining whether an inaccuracy in or breach of any representation or warranty has occurred), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Seller Material Adverse Effect, Buyer Material Adverse Effect, ING Companies Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

(i) To the extent that an ING Indemnitee has received payment in respect of a Loss pursuant to the provisions of another Transaction Document, such ING Indemnitee shall not be entitled to indemnification for such Loss under this Agreement, but only to the extent of such payment.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1. Fees and Expenses. If the transactions contemplated by the Transaction Documents are not consummated, each party hereto shall pay its own expenses.

Section 11.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Buyers, to

Hannover Life Reassurance Company of America
800 North Magnolia Avenue, Suite 1400
Orlando, Florida 32803
Attention: President

with concurrent copies to:

Hannover Life Reassurance (Ireland) Limited
4 Custom House Plaza
IFSC
Dublin 1
Ireland
Attention: Managing Director

and

Locke Lord Bissell & Liddell LLP
401 9th Street, N.W.
Suite 400 South
Washington, DC 20004
Attention: William J. Kelty, III, Esq.

(b)	if to the Sellers, to

Scottish Re Group Limited
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton, HM 08, Bermuda
Fax: (441) 295-7576

Attention: Paul Goldean, Esq.

with concurrent copies to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Fax: (212) 259-8000

Attention: Stephen G. Rooney, Esq.

(c)	if to the ING Companies, to

Security Life of Denver Insurance Company
Attention: President
c/o ING North America Insurance Corporation
5780 Powers Ferry Road NW
Atlanta, GA 30327

with concurrent copies to:

ING North America Insurance Corporation
5780 Powers Ferry Road NW
Atlanta, GA 30327
Attention: Corporate General Counsel

and

David A. Massey, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Ave., NW
Washington, DC 20004-2415

Section 11.3. Interpretation. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever this Agreement refers to a date when a payment is “due to be paid” with respect to a payment that is required to be paid on or after a date, but prior to a later date, it shall mean the earliest of such dates. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 11.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Sellers Disclosure Letter, the Buyers Disclosure Letter the ING Companies Disclosure Letter and all Exhibits hereto), together with the other Transaction Documents and the Confidentiality Agreement, supersedes all prior agreements and understandings among the parties with respect to such subject matter, including the non-binding Final Term Sheet entered into by and among the Parent, Hannover Ruckversicherungs AG and the ING Companies on December 18, 2008. To the extent the provisions of any Transaction Document other than this Agreement are inconsistent with this Agreement, the provisions of such Transaction Document shall supersede the inconsistent provisions of this Agreement with respect to the parties to such Transaction Document. Except for the provisions of Article X (which shall be for the benefit of the Buyer Indemnitees and the Seller Indemnitees), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction, in each case without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Section 11.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 11.6, the Buyers may assign, without the prior written consent of any other parties hereto, all or any portion of its respective rights, benefits or obligations hereunder to an Affiliate, provided, that no such assignment shall relieve the Buyers of obligations under this Agreement that have not been performed timely by any such Affiliate assignee.

Section 11.7. Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

Section 11.8. Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to, in addition to any other remedies at law or otherwise, specific performance of this Agreement or an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state court which in either case is located in the City of New York (any such federal or state court, a “New York Court”), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York Court.

(b) Each Seller agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement against such Seller in any New York Court may be made upon CT Corporation System, at 111 Eighth Avenue, New York, NY 10011, whom such Seller irrevocably appoints as its authorized agent for service of process. Each Seller represents and warrants that CT Corporation System has agreed to act as its agent for service of process. Each Seller agrees that such appointment shall be irrevocable until the irrevocable appointment by such Seller of a successor in the City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each Seller further agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to act as the agent for service of process for a Seller, such Seller shall appoint without delay, another such agent and provide prompt written notice to the Buyers of such appointment.

(c) Each Buyer agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement against such Buyer in any New York Court may be made upon Kevin J. Walsh at Locke Lord Bissell & Liddell LLP, 885 Third Avenue, 26th Floor, New York, New York 10022, whom such Buyer irrevocably appoints as its authorized agent for service of process. Each Buyer represents and warrants that Kevin J. Walsh has agreed to act as its agent for service of process. Each of the Buyers agrees that such appointment shall be irrevocable until the irrevocable appointment by such Buyer of a successor in the City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each Buyer further agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If Kevin J. Walsh shall cease to act as the agent for service of process for a Buyer, such Buyer shall appoint without delay, another such agent and provide prompt written notice to the Sellers of such appointment.

(d) Each ING Company agrees that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Agreement against such ING Company in any New York Court may be made upon CT Corporation System, at 111 Eighth Avenue, New York, NY 10011, whom such ING Company irrevocably appoints as its authorized agent for service of process. Each ING Company represents and warrants that CT Corporation System has agreed to act as its agent for service of process. Each ING Company agrees that such appointment shall be irrevocable until the irrevocable appointment by such ING Company of a successor in the City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each ING Company further agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If CT Corporation System shall cease to act as the agent for service of process for an ING Company, such ING Company shall appoint without delay, another such agent and provide prompt written notice to the Sellers of such appointment.

Section 11.9. Severability.

(a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 11.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.11. Waiver of Jury Trial. Each of the parties hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between or among any of the parties arising out of or related to the transactions contemplated by this Agreement, or any other instrument or document executed or delivered in connection herewith. Any party may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 11.12. No Conflict. The Buyers and the Sellers agree that, notwithstanding any current or prior representation of any Seller by Dewey & LeBoeuf LLP (“D&L”), D&L shall be allowed to represent the Sellers or any of their Affiliates in any matters and disputes (or any other matter), including in any matter or dispute adverse to the Buyers, any Seller that either is existing on the date hereof or that arises in the future and relates to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and the Buyers and the Sellers hereby waive any claim they have or may have that D&L has a conflict of interest or is otherwise prohibited from engaging in such representation solely by reason of D&L’s prior representation of such Seller.

Section 11.13. Bulk Sales. The Sellers and the Buyers agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Acquired Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parent, SHI, SRUS, SRLB, SRD and HLRUS and HLRI and SLD and SLDI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SCOTTISH RE GROUP LIMITED

By	/s/ Paul Goldean

Name: Paul Goldean

SCOTTISH HOLDINGS, INC

By	/s/ Greg Klingenberg

Name: Greg Klingenberg

SCOTTISH RE (U.S.), INC.

By	/s/ Chris Shanahan

Name: Chris Shanahan

SCOTTISH RE LIFE (BERMUDA) LIMITED

By	/s/ Meredith A. Ratajczak

Name: Meredith A. Ratajczak

SCOTTISH RE (DUBLIN) LIMITED

By	/s/ Paul Goldean

Name: Paul Goldean

Master Asset Purchase Agreement

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

By	/s/ Peter R. Schaefer

Name: Peter R. Schaefer
Title: President and CEO

By	/s/ Jeffrey R. Burt

Name: Jeffrey R. Burt
Title: VP

HANNOVER LIFE REASSURANCE (IRELAND) LIMITED

By	/s/ Debbie O’Hare

Name: Debbie O’Hare
Title: Managing Director

By	/s/ Anna Fuhrmeister

Name: Anna Fuhrmeister
Title: Associate Director

SECURITY LIFE OF DENVER INSURANCE COMPANY

By	/s/ David S. Pendergrass

Name:
Title:

Master Asset Purchase Agreement

SECURITY LIFE OF DENVER INTERNATIONAL LIMITED

By	/s/ David S. Pendergrass

Name:
Title: